                                                                      Exhibit 99

SELECTED FINANCIAL DATA

(dollars in millions, except per share amounts)
------------------------------------------------------------------------------------------------------------------
                                                                        YEAR ENDED LAST FRIDAY IN DECEMBER
                                                         ---------------------------------------------------------
                                                             2001         2000        1999       1998         1997
------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
   Total Revenues                                        $  38,757   $   44,852   $  35,332   $  34,828   $  31,460
   Less Interest Expense                                    16,877       18,086      13,019      17,038      14,957
                                                         ---------   ----------   ---------   ---------   ---------
   Net Revenues                                             21,880       26,766      22,313      17,790      16,503
   Non-Interest Expenses                                    20,503       21,049      18,107      15,670      13,401
                                                         ---------   ----------   ---------   ---------   ---------
   Earnings Before Income Taxes and Dividends on
     Preferred Securities Issued by Subsidiaries             1,377        5,717       4,206       2,120       3,102
   Income Tax Expense                                          609        1,738       1,319         725       1,127
   Dividends on Preferred Securities Issued by
     Subsidiaries                                              195          195         194         124          47
                                                         ---------   ----------   ---------   ---------   ---------
   Net Earnings                                          $     573   $    3,784   $   2,693   $   1,271   $   1,928
                                                         =========   ==========   =========   =========   =========
   Net Earnings Applicable to Common Stockholders(a)     $     535   $    3,745   $   2,654   $   1,233   $   1,889
-------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
   Total Assets                                          $ 419,419   $  407,200   $ 309,850   $ 286,446   $ 298,057
   Short-Term Borrowings(b)                              $ 178,146   $  186,714   $ 115,409   $  98,655   $ 123,946
   Long-Term Borrowings                                  $  76,572   $   70,223   $  54,043   $  57,599   $  43,176
   Preferred Securities Issued by Subsidiaries           $   2,695   $    2,714   $   2,725   $   2,627   $     627
   Total Stockholders' Equity                            $  20,008   $   18,304   $  13,004   $  10,264   $   8,663
-------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA(c)
(in thousands, except per share amounts)
   Earnings Per Share:
        Basic                                            $    0.64   $     4.69   $    3.52   $    1.69   $    2.70
                                                         =========   ==========   =========   =========   =========
        Diluted                                          $    0.57   $     4.11   $    3.11   $    1.49   $    2.33
                                                         =========   ==========   =========   =========   =========
   Weighted-Average Shares Outstanding:
        Basic                                              838,683      798,273     754,672     728,929     698,300
        Diluted                                            938,555      911,416     853,499     830,276     809,819
   Shares Outstanding at Year End(d)                       843,474      807,955     752,501     729,981     696,611
   Book Value Per Share                                  $   23.03   $    21.95   $   16.49   $   13.31   $   11.69
   Dividends Paid Per Share                              $    0.64   $     0.61   $    0.53   $    0.46   $    0.38
-------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
   Pre-tax Profit Margin(e)                                   6.3%        21.4%       18.8%       11.9%       18.8%
   Common Dividend Payout Ratio                             100.0%        13.0%       15.1%       27.2%       14.1%
   Return on Average Assets                                   0.1%         1.1%        0.9%        0.4%        0.7%
   Return on Average Common Stockholders' Equity              2.7%        24.2%       23.8%       13.4%       25.9%
   Average Leverage(f)                                       18.8x        19.0x       21.4x       29.9x       34.9x
   Average Adjusted Leverage(g)                              13.1x        13.2x       14.2x       19.0x       21.1x
-------------------------------------------------------------------------------------------------------------------
OTHER STATISTICS
(dollars in billions)
   Full-Time Employees:
        U.S.                                                43,500       51,800      49,700      47,900      46,600
        Non-U.S.                                            13,900       20,200      18,200      17,300      13,900
                                                         ---------   ----------   ---------   ---------   ---------
        Total(h)                                            57,400       72,000      67,900      65,200      60,500
                                                         =========   ==========   =========   =========   =========
   Private Client Financial Advisors                        16,400       20,200      18,600      17,800      14,900
   Client Assets                                         $   1,458   $    1,681   $   1,696   $   1,446   $   1,229
-------------------------------------------------------------------------------------------------------------------

(a)  Net earnings less preferred stock dividends.
(b) Consists of Payables under repurchase agreements, Payables under securities loaned transactions, Commercial paper and other short-term borrowings, and Deposits.
(c) All share and per share data have been restated for the two-for-one common stock split paid in August 2000 (see Note 11 to the Consolidated Financial Statements).
(d) Does not include 4,195; 4,654; 8,019; 9,012; and 9,436 shares exchangeable into common stock (see Note 11 to the Consolidated Financial Statements) at year-end 2001, 2000, 1999, 1998, and 1997, respectively.
(e) Earnings before income taxes and dividends on preferred securities issued by subsidiaries to Net revenues.
(f) Average total assets to average Total stockholders' equity and Preferred securities issued by subsidiaries.
(g)  Average total assets less average (i) Receivables under resale agreements,
     (ii) Receivables under securities borrowed transactions, and (iii) Securities received as collateral to average Total stockholders' equity and Preferred securities issued by subsidiaries.
(h) Excludes 3,200 full-time employees on salary continuation severance at year-end 2001.

References to the Consolidated Financial Statements and the Notes thereto are references to the Consolidated Financial Statements and Notes to be filed with Merrill Lynch's 2001 Annual Report on Form 10-K.

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS


Merrill Lynch & Co., Inc. ("ML & Co." and, together with its subsidiaries and affiliates, "Merrill Lynch") is a holding company that, through its subsidiaries and affiliates, provides investment, financing, advisory, insurance, banking, and related products and services on a global basis. The financial services industry, in which Merrill Lynch is a leading participant, is highly competitive and highly regulated. This industry and the global financial markets are influenced by numerous unpredictable factors. These factors include economic conditions, monetary and fiscal policies, the liquidity of global markets, international and regional political events, acts of war or terrorism, changes in applicable laws and regulations, the competitive environment, and investor sentiment. These conditions or events can significantly affect the volatility and trading volumes of financial markets. Greater volatility increases risk but also could lead to increased order flow and revenues in the trading and brokerage businesses. Revenues and net earnings may vary significantly from period to period due to these unpredictable factors and the resulting market volatility and volumes.

     The financial services industry continues to be affected by an intensifying competitive environment, as demonstrated by consolidation through mergers and acquisitions, competition from new and established competitors using the Internet or other technology, and diminishing margins in many mature products and services. The trend of consolidation of commercial and investment banks made possible by the Gramm-Leach-Bliley Act has also increased the competition for investment banking business through the use of lending activities in conjunction with investment banking activities.

     In addition to providing historical information, Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, anticipated expense savings and financial results, and other similar matters. A variety of factors, many of which are beyond Merrill Lynch's control, affect its operations, performance, business strategy, and results and could cause actual results and experience to differ materially from the expectations and objectives expressed in these statements. These factors include, but are not limited to, the factors listed in the previous two paragraphs, as well as actions and initiatives of both current and potential competitors, the effect of current, pending, and future legislation and regulation both in the United States and throughout the world, and the other risks and uncertainties detailed in Merrill Lynch's Form 10-K and in the following sections.

     MERRILL LYNCH UNDERTAKES NO RESPONSIBILITY TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

--------------------------------------------------------------------------------
BUSINESS ENVIRONMENT

Global financial markets, particularly equity markets, had a difficult year in 2001 as a slowdown in economic activity, reduced corporate earnings, widespread corporate downsizing, the devaluation of technology and telecommunications companies, and the September 11th terrorist attacks caused equity markets to fall and investors to shift to less volatile, fixed-income investments. The U.S. Federal Reserve's interest rate cuts during the year did little to help the slumping U.S. economy. The September 11th terrorist attacks negatively impacted stock markets around the world, and forced a suspension of trading in U.S. equity markets for an unprecedented four consecutive business days. A modest rally occurred in global equity markets during the fourth quarter 2001, but was not enough to put global indices in positive territory for the year.

     Long-term U.S. interest rates, as measured by the yield on the 10-year U.S. Treasury note, slipped slightly from 5.11% at year-end 2000 to 5.02% at the end of 2001. Treasury bond prices rose sharply in 2001, as demand grew from investors seeking an alternative to the stock market. The Federal Reserve Bank cut interest rates 11 times during 2001, for a total of 475 basis points on the federal funds rate and the discount rate, bringing these rates to 40-year lows of 1.75% and 1.25%, respectively. Credit spreads, which represent the risk premium over the risk-free rate paid by an issuer (based on the issuer's perceived creditworthiness), tightened significantly through September 11th, after which credit spreads widened.

     Despite the fourth quarter rally, U.S. equity indices declined for the second consecutive year. The Nasdaq Composite Index fell 21.1% in 2001, after declining 39.3% in the prior year, as telecommunications and technology stocks continued to perform poorly. The Dow Jones Industrial Average and the S&P 500 dropped 7.1% and 13.0%, respectively, for the year.

     Equity indices around the world dropped to their lowest levels in more than three years amid a global recession. The Dow Jones World Index, excluding the United States, sank 21.0% from the end of 2000, the worst one-year performance since inception of the index. European stock markets were hit hard, as virtually all industry sectors declined, leading to one of the worst annual performances ever. In Japan, the Nikkei 225 index fell 23.5%, marking the seventh losing year since 1990. Latin American markets also performed poorly, led by Argentina, where interest rates surged and the stock market declined 29.1% amid concerns about that country's solvency.

     The volume of global debt underwriting rose 24.7% in 2001, as U.S. companies attempted to lock in low interest rates amid the series of short-term interest rate cuts made by the U.S. Federal Reserve. Global equity and equity-linked underwriting volumes decreased 29.8% in 2001, despite an increase in U.S. convertible debt issuances, which reached a record $103 billion, nearly double the previous record set in 2000. The volume of U.S. Initial Public Offerings ("IPOs") sank 37.7% in 2001, while global IPOs fell 57.4%.

     After reaching record levels in 2000, global announced mergers and acquisitions slid 49.6% in 2001, while U.S. announced mergers and acquisitions fell 52.9%, as the global economic slowdown and the volatile U.S. stock markets negatively affected merger and acquisition activity.

     Merrill Lynch continually evaluates its businesses for profitability and performance under varying market conditions and, in light of the evolving conditions in its competitive environment, for alignment with its long-term strategic objectives. The strategy of maintaining long-term client relationships, closely monitoring costs and risks, diversifying revenue sources, and growing fee-based revenues all continue as objectives to mitigate the effects of a volatile market environment on Merrill Lynch's business as a whole.

--------------------------------------------------------------------------------
RESULTS OF OPERATIONS

In the fourth quarter of 2001, Merrill Lynch recorded a pre-tax charge of $2.2 billion ($1.7 billion after-tax) related to the resizing of selected businesses and other structural changes. This charge, which is recorded as Restructuring and other charges on the Consolidated Statements of Earnings, was the result of a detailed review of all businesses, with a focus on improving profit margins and aligning capacity with growth initiatives. These actions are expected to yield pre-tax annual expense savings of approximately $1.4 billion, a portion of which will be reinvested in priority growth initiatives. The expense reductions will result primarily from lower compensation and benefits, depreciation, and occupancy expenses. For further information regarding the details of restructuring and other charges see Note 2 to the Consolidated Financial Statements and the sections that follow.

(dollars in millions, except per share amounts)
-------------------------------------------------------------------------------------------------
                                                          2001             2000             1999
-------------------------------------------------------------------------------------------------
Total revenues                                      $   38,757       $   44,852       $   35,332
Net revenues                                            21,880           26,766           22,313
Pre-tax operating earnings, before
   September 11th-related expenses
   and restructuring and other charges in 2001           3,701            5,717            4,206
After-tax operating earnings,
   before September 11th-related expenses
   and restructuring and other charges in 2001           2,381            3,784            2,693
Net earnings                                               573            3,784            2,693

Operating earnings per common
   share, before September 11th-related
   expenses and restructuring
   and other charges in 2001:
     Basic                                                2.79             4.69             3.52
     Diluted                                              2.50             4.11             3.11

Earnings per common share:
     Basic                                                0.64             4.69             3.52
     Diluted                                              0.57             4.11             3.11

Return on average common
   stockholders' equity--
   operating basis(1)                                     11.7%            24.2%            23.8%
Operating pre-tax profit margin(1)                        16.9%            21.4%            18.8%
-------------------------------------------------------------------------------------------------

(1) Before September 11th-related expenses ($131 million pre-tax and $83 million after-tax) and restructuring and other charges ($2,193 million pre-tax and $1,725 million after-tax) in 2001.

     Merrill Lynch reported net earnings of $573 million in 2001, or $0.57 per diluted share, including after-tax restructuring and other charges of $1.7 billion ($2.2 billion pre-tax) and $83 million of after-tax September 11th-related expenses ($131 million pre-tax). Excluding these items, net operating earnings were $2.4 billion, or $2.50 per diluted share in 2001, down from $3.8 billion, or $4.11 per diluted share in 2000. Operating earnings, which exclude September 11th-related expenses and restructuring and other charges, should not be considered an alternative to net earnings (as determined in accordance with accounting principles generally accepted in the United States), but rather as a measure considered relevant by management in comparing current year results with prior year results. These results represent a 37% decrease in operating earnings and an 18% decrease in net revenues from 2000.

     Operating return on average common stockholders' equity was 11.7% and the operating pre-tax profit margin was 16.9%. In 2000, the return on average common stockholders' equity was 24.2% and the pre-tax profit margin was 21.4%. Net earnings in 1999 were $2.7 billion, or $3.11 per diluted share. Return on average common stockholders' equity for 1999 was 23.8% and the pre-tax profit margin was 18.8%.

     The following chart illustrates the composition of net revenues by category in 2001.

                                  [PIE CHART]

                         2001 NET REVENUES BY CATEGORY

                  Commissions                                   24%
                  Principal transactions                        18%
                  Investment banking                            16%
                  Asset management and portfolio service fees   25%
                  Net interest profit                           15%
                  Other                                          2%


     The following discussion provides details of the operating performance for each Merrill Lynch business segment, as well as details of products and services offered. The discussion also includes details of net revenues by segment. Certain prior year amounts have been restated to conform with the current year presentation. For further segment information, see Note 3 to the Consolidated Financial Statements.

BUSINESS SEGMENTS

Merrill Lynch reports its results in three business segments: Global Markets and Investment Banking ("GMI") (previously known as the Corporate and Institutional Client Group ("CICG")), the Private Client Group ("Private Client"), and Merrill Lynch Investment Managers ("MLIM"). GMI provides investment banking and capital markets services to corporate, institutional, and governmental clients around the world. Private Client provides global wealth management services and products to individuals, small- to mid-size businesses, and employee benefit plans. MLIM provides investment management services to retail and institutional clients.

                                  [PIE CHART]

                          2001 NET REVENUES BY SEGMENT

                  GMI                                           45%
                  Private Client                                46%
                  MLIM                                           9%


Certain MLIM and GMI products are distributed through Private Client distribution channels, and to a lesser extent, certain MLIM products are distributed through GMI. Revenues and expenses associated with these intersegment activities are recognized in each segment and eliminated at the corporate level. In addition, revenue and expense sharing agreements for shared activities between segments are in place and the results of each segment reflect the agreed-upon portion of these activities. The following segment results represent the information that is relied upon by management in its decision-making processes. These results exclude items reported in the Corporate segment, including September 11th-related expenses. Restatements occur to reflect reallocations of revenues and expenses which result from changes in Merrill Lynch's business strategy and structure (see Note 3 to the Consolidated Financial Statements for further information).

GLOBAL MARKETS AND INVESTMENT BANKING

GMI provides investment banking and strategic merger and acquisition advisory services, as well as equity and debt trading and capital markets services to its clients around the world. GMI raises capital for its clients through securities underwriting, private placements, and loan syndications. GMI trades securities, currencies, over-the-counter derivatives and other financial instruments to satisfy customer demand for these instruments, and for proprietary positioning. Merrill Lynch has one of the largest equity trading and underwriting operations of any firm in the world. Through its expertise in fixed-income trading, GMI is also a leader in the global distribution of debt market products. GMI's client-focused strategy provides investors with opportunities to diversify their portfolios, manage risk, and enhance returns by tailoring investments and structuring derivatives to meet their customized needs. In addition, through Merrill Lynch Securities Services Division ("SSD"), GMI provides clients with financing, securities clearing, settlement, and custody services.

     GMI faced a challenging market environment in 2001. Equity origination and trading activity declined and global completed merger and acquisition volumes decreased throughout the year. Offsetting these factors was a strong debt market, as 11 interest rate cuts by the U.S. Federal Reserve were a catalyst for significant origination and trading activity for most of the year.

     In early 2001, Merrill Lynch sold essentially all of its energy trading assets, effectively exiting the business. In 2000, the merger with Herzog, Heine, Geduld, Inc. ("Herzog"), a leading Nasdaq market-maker, was completed.

     During 2001, as part of Merrill Lynch's overall business review process, GMI completed in-depth reviews of its businesses with the goal of improving overall efficiency and operating flexibility. As a result of these reviews, GMI streamlined its management and reorganized the investment banking division by reducing the number of global industry teams, realigning sector coverage, and broadening responsibilities. In addition, GMI consolidated trading operations outside the United States to enhance client service and realize efficiencies. The completion of these reviews led to a fourth quarter pre-tax charge of $833 million, primarily related to severance.

GMI'S RESULTS OF OPERATIONS

(dollars in millions)
-------------------------------------------------------------------
                                   2001          2000          1999
-------------------------------------------------------------------
Commissions                     $ 2,128       $ 2,415       $ 2,037
Principal transactions
   and net interest profit        4,137         6,003         4,194
Investment banking                3,126         3,449         3,060
Other revenues                      598           813           527
                                -------       -------       -------
     Total net revenues         $ 9,989       $12,680       $ 9,818
                                =======       =======       =======
Pre-tax operating
   earnings(1)                  $ 2,479       $ 3,963       $ 2,653
Pre-tax earnings                $ 1,646       $ 3,963       $ 2,653
Pre-tax operating profit           24.8%         31.3%         27.0%
   margin(1)
Total full-time employees        12,600        15,300        14,000
-------------------------------------------------------------------
(1) Before $833 million of pre-tax restructuring and other charges in 2001.


     In 2001, GMI's pre-tax operating earnings were $2.5 billion, 37% lower than in 2000, with a pre-tax operating profit margin of 24.8%. GMI's net revenues in 2001 declined 21% from 2000 to $10.0 billion due principally to reduced equity and equity-linked trading and origination. Additionally, lower strategic advisory revenues and increased write-downs of credit and private equity positions contributed to the decline. These declines were partially offset by increased debt trading and origination revenues in 2001. Included in GMI's results are net revenues related to investments, including dividend income and realized and unrealized gains and losses. Investment-related net revenues were $291 million in 2001, $611 million in 2000 and $206 million in 1999. In 2000, pre-tax earnings and net revenues rose 49% and 29%, respectively, from 1999, due primarily to strong performance in equity and equity-linked trading and origination, and record strategic advisory fees.

     The September 11th terrorist attacks on the World Trade Center had a negative impact on GMI's 2001 results, as the temporary closure of markets, loss of communication with key clients, and business disruption caused by the relocation of approximately 9,000 Merrill Lynch employees led to lower than normal market shares and reduced business activity in the period immediately following the attacks. For further information regarding September 11th, see
Note 2 to the Consolidated Financial Statements.

     A detailed discussion of GMI's revenues follows:

CLIENT FACILITATION AND TRADING

COMMISSIONS
Commissions revenues primarily arise from agency transactions in listed and over-the-counter equity securities and commodities, money market instruments, and options. In addition, in late 2001 Merrill Lynch instituted a program for providing enhanced brokerage services to certain of its customers with large size Nasdaq orders in exchange for an agreed upon commission in lieu of the traditional spread.

     Commissions revenues decreased 12% in 2001 to $2.1 billion, due primarily to a global decline in client transaction volumes. In 2000, commissions revenues rose 19% from 1999 to $2.4 billion, due primarily to increased volumes of listed and over-the-counter securities transactions.

PRINCIPAL TRANSACTIONS AND NET INTEREST PROFIT

(dollars in millions)
-------------------------------------------------------------------------
                                         2001          2000          1999
-------------------------------------------------------------------------
Equities and equity derivatives        $1,929        $3,870        $2,366
Debt and debt derivatives               2,208         2,133         1,828
                                       ------        ------        ------
Total                                  $4,137        $6,003        $4,194
-------------------------------------------------------------------------


     Principal transactions and net interest profit includes realized gains and losses from the purchase and sale of securities in which Merrill Lynch acts as principal and unrealized gains and losses on trading assets and liabilities. In addition, principal transactions and net interest profit includes unrealized gains of $213 million and $212 million in 2001 and 2000, respectively, related to equity investments held by Merrill Lynch's broker-dealers. Changes in the composition of trading inventories and hedge positions can cause the recognition of principal transactions and net interest profit to fluctuate.

     Net interest profit is a function of the level and mix of total assets and liabilities, including financial instruments owned, repurchase and reverse repurchase agreements, trading strategies associated with GMI's institutional securities business, and the prevailing level, term structure, and volatility of interest rates. Net interest profit is an integral component of trading activity. In assessing the profitability of its client facilitation and trading activities, Merrill Lynch views net interest profit and principal transactions in the aggregate.

     Net trading revenues, which include principal transactions and net interest profit, were $4.1 billion in 2001, down 31% from 2000. Equities and equity derivatives net trading revenues decreased 50% from 2000 to $1.9 billion, due to reduced global transaction volumes and lower volatility through much of the year. Debt and debt derivatives net trading revenues were $2.2 billion, up 4% from 2000, as improvements in interest rate trading results were partially offset by provisions and write-downs of credit positions of approximately $470 million. Included in debt and debt derivatives trading revenues in 2001 and 2000 are net revenues from the energy-trading business of $53 million and $38 million, respectively. The 2001 energy-trading net revenues include a first quarter gain on the sale of essentially all of the assets of this business.

     In 2000, net trading revenues were up $1.8 billion from 1999. Equities and equity derivatives net trading revenues advanced 64% from 1999 to $3.9 billion due to significantly higher revenues from both U.S. and non-U.S. equities, as well as portfolio trading. Debt and debt derivatives net trading revenues were $2.1 billion, up 17% from 1999 due to increased global derivative trading, partially offset by lower trading revenue in investment-grade and emerging market debt. Net revenues from the energy-trading business were $36 million in 1999.

INVESTMENT BANKING

(dollars in millions)
---------------------------------------------------------------------
                                     2001          2000          1999
---------------------------------------------------------------------
Debt underwriting                  $  690        $  441        $  508
Equity underwriting                 1,336         1,630         1,257
                                   ------        ------        ------
   Total underwriting               2,026         2,071         1,765
Strategic advisory services         1,100         1,378         1,295
                                   ------        ------        ------
Total                              $3,126        $3,449        $3,060
---------------------------------------------------------------------

UNDERWRITING
Underwriting revenues represent fees earned from the underwriting of debt and equity and equity-linked securities as well as loan syndication and commitment fees.

     Total underwriting revenues were $2.0 billion in 2001, essentially unchanged from 2000, as a 56% increase in debt underwriting revenues was more than offset by an 18% decline in equity and equity-linked underwriting revenues. In global equity and equity-linked underwriting, Merrill Lynch ranked first for the year with an increased market share of 14.4%. Merrill Lynch's debt underwriting focus shifted during the year towards higher margin businesses and away from the achievement of aggregate market share goals.

     Merrill Lynch's underwriting market share information based on transaction value is as follows:

--------------------------------------------------------------------------------------
                                  2001                 2000                   1999
                           --------------        --------------         --------------
                           MARKET                MARKET                 MARKET
                            SHARE    RANK         SHARE    RANK          SHARE    RANK
--------------------------------------------------------------------------------------
GLOBAL PROCEEDS
   Equity and
     equity-linked          14.4%      1          10.4%      2           8.7%      4
   Debt                     10.2       2          11.6       1          12.8       1
   Debt and equity          10.6       2          11.5       1          12.4       1
U.S. PROCEEDS
   Equity and
     equity-linked          17.4%      2          12.1%      4          10.6%      4
   Debt                     11.5       2          13.7       1          15.7       1
   Debt and equity          12.2       2          14.2       1          15.8       1
--------------------------------------------------------------------------------------

Source: Thomson Financial Securities Data statistics based on full credit to book manager.


STRATEGIC ADVISORY SERVICES
Strategic advisory services revenues, which include merger and acquisition and other advisory fees, decreased 20% in 2001 to $1.1 billion, due to a reduced volume of completed merger and acquisition transactions. Merrill Lynch ranked second in global announced mergers and acquisitions, increasing market share to 27.4%. Merrill Lynch advised on 10 of the largest 25 global transactions announced in 2001.

     Merrill Lynch's merger and acquisition market share information based on transaction values is as follows:

--------------------------------------------------------------------------------
                              2001               2000             1999
                       ---------------    ---------------   ---------------
                       MARKET             MARKET            MARKET
                        SHARE     RANK     SHARE     RANK    SHARE     RANK
--------------------------------------------------------------------------------
ANNOUNCED
   TRANSACTIONS
     Global            27.4%        2     21.4%       4     34.5%       2
     U.S.              35.3         2     26.8        4     30.0        3

COMPLETED
   TRANSACTIONS
     Global            27.4%        3     31.5%       3     21.7%       4
     U.S.              33.2         3     29.2        3     22.2        4
--------------------------------------------------------------------------------
Source: Thomson Financial Securities Data statistics based on full credit to both target and acquiring companies' advisors.

OTHER REVENUES
Other revenues, which include realized investment gains and losses and partnership distributions, decreased 26% to $598 million in 2001. In 2001, other revenues also included a pre-tax gain related to the sale of the Canadian securities clearing business as well as write-downs of private equity investments. The decrease from 2000 is primarily due to lower gains on investments. Other revenues were up 54% in 2000 as compared with 1999 as a result of higher investment gains recorded in 2000.

PRIVATE CLIENT GROUP

Private Client provides wealth management services to assist clients around the world in building financial assets, and maximizing returns relative to risk tolerance and investment objectives. Private Client offers a choice of traditional commission-based investment accounts, a variety of asset-priced investment services, and self-directed online accounts, many of which include access to Merrill Lynch's award-winning research. Assets in Private Client accounts totaled $1.3 trillion at December 28, 2001.

     Private Client offers a wide range of products and services, including retail brokerage, asset and liability management, retail and private banking, trust and generational planning services, and insurance products. Private Client's private banking services help high-net-worth individuals meet their financial objectives with investing and borrowing strategies, investment management, trust and personal holding company services, and currency management. Private Client serves individual investors, corporations, and institutions through various distribution networks, including nearly 16,400 Financial Advisors in approximately 750 Private Client offices around the world at year-end 2001.

     Financial Advisors and other investment professionals work to address clients' financial concerns by matching Merrill Lynch and third-party product offerings with clients' customized needs. These products include:

..The Cash Management Account ("CMA(R)") for individuals, and Working Capital
 Management Account ("WCMA(R)") for small and mid-sized businesses, which encompass securities transactions, money sweeps, electronic funds-transfer capabilities, debit card access, and many other financial management features.

..A global array of mutual fund products covering a wide cross section of industries and regions of the world.

..Various brokerage and investment advisory services, including Merrill Lynch
 Consults,(R) Unlimited Advantage,/SM/ and Merrill Lynch Mutual Fund
 Advisor./SM/

..Other services provided include mortgages and other consumer loans, margin lending, commercial financing, insurance products, and advisory and administrative activities for defined contribution, defined benefit, and other stock plans.

     During 2001, Private Client conducted a detailed business review to reallocate and focus the use of resources in its businesses. In the United States, this process began in 2000 and resulted in the completion of several actions in 2001, including: a long-term outsourcing arrangement for certain mortgage origination and servicing operations of Merrill Lynch Credit Corporation; outsourcing the administrative services for smaller U.S. 401(k) plans; and the sale of the health and welfare division of Merrill Lynch's Howard Johnson and Company. In addition, in 2001, Private Client consolidated certain offices and announced the closing of one of three operation centers in the United States. Outside the United States, Private Client is focusing on serving high-net-worth and ultra-high-net-worth clients, Merrill Lynch's traditional strength. This resulted in several strategic actions in 2001, including: the sale of the Canadian Private Client business; the consolidation of branch offices in Europe, the Middle East, and Asia Pacific; and the announced refocusing of the Private Client business in Japan. These strategic changes were made with the goal of retaining and growing the elements of the business where Merrill Lynch can make the best returns on its investments.

     To be more responsive to client needs and enhance the quality of our clients' experience, Merrill Lynch adopted a multi-channel service model in the United States, more closely aligning Financial Advisors with clients based on levels of investable assets. For example, ultra-high-net-worth clients will be aligned with Private Wealth Advisors ("PWAs"). PWAs are Financial Advisors who have completed a rigorous accreditation program built around skill requirements including trust, tax minimization, restricted stock, and executive stock options, and focus on clients with more than $10 million of investable assets. For clients with less than $100,000 of investable assets, Merrill Lynch developed the Financial Advisory Center ("FAC") to more effectively serve these clients. All FAC customers receive a team-based advisory relationship, with 24-hour-a-day, seven-day-a-week access by phone or online.

     Beginning in mid-2000 Merrill Lynch modified the cash sweep options for certain CMA(R) and other types of Merrill Lynch accounts to generally sweep cash into interest-bearing bank deposits at Merrill Lynch's U.S. banks, rather than MLIM-managed money market mutual funds. U.S. bank deposits, included in Deposits on the Consolidated Balance Sheets grew to $73.6 billion at year-end 2001 from $54.9 billion at the end of 2000 primarily as a result of individual investors increasing the cash component of their holdings. These deposits were invested primarily in high-quality marketable investment securities. Interest rates on the deposits are set at competitive levels based on prevailing interest rate levels, and are tiered based on the scope of clients' relationships with Merrill Lynch.

     In April 2000, Merrill Lynch formed a 50/50 joint venture with HSBC Holdings plc ("HSBC") to create a global online investment and banking services company, serving individual self-directed customers outside the United States ("MLHSBC"). The venture launched online integrated investment and banking services, including research, in Canada and Australia during 2000, and in the United Kingdom in 2001. As the decline in worldwide equity markets has reduced the demand for online trading, MLHSBC has not achieved the growth that was forecast when the venture was formed and has not yet achieved profitability.

PRIVATE CLIENT'S RESULTS OF OPERATIONS

(dollars in millions)
------------------------------------------------------------------------------
                                        2001            2000            1999
------------------------------------------------------------------------------
Commissions                          $ 2,981         $ 4,394         $ 4,118
Principal transactions and
   new issue revenues                  1,546           2,000           2,023
Asset management and
   portfolio service fees              3,608           3,760           3,055
Net interest profit                    1,880           1,632           1,171
Other revenues                           121             175             212
                                     -------         -------         -------
     Total net revenues              $10,136         $11,961         $10,579
                                     =======         =======         =======

Pre-tax operating earnings(1)        $ 1,239         $ 1,561         $ 1,424
Pre-tax earnings                     $   162         $ 1,561         $ 1,424
Pre-tax operating
   profit margin(1)                     12.2%           13.1%           13.5%

Total full-time employees             36,900          46,800          44,900
Total Financial Advisors              16,400          20,200          18,600
------------------------------------------------------------------------------
(1) Before $1,077 million of pre-tax restructuring and other charges in 2001.


     Private Client's 2001 pre-tax operating earnings were $1.2 billion, a decrease of 21% from 2000. Net revenues were $10.1 billion, down 15% from 2000. The overall decline in net revenues and pre-tax operating earnings resulted from lower transaction volumes and reduced demand for mutual fund and equity products, partially offset by an increase in net interest profit. In addition, as a result of the completion of a detailed business review, Private Client recorded $1.1 billion of pre-tax restructuring and other charges in the fourth quarter of 2001, primarily related to severance and the write-down of real estate and technology assets. These charges include costs associated with a decision to focus the non-U.S. business more exclusively on high-net-worth individuals and institutional middle markets clients. In addition to the amounts included in the fourth quarter restructuring charge, Private Client's pre-tax operating earnings reflect severance expenses in both 2001 and 2000. In 2000, pre-tax earnings increased 10% and net revenues rose 13% from 1999. The 2001 pre-tax operating profit margin was 12.2%, compared with 13.1% in 2000 and 13.5% in 1999. The 2001 results reflect a solid performance in the United States and a weaker performance outside the United States. Pre-tax operating earnings in the United States for 2001 were 9% lower than 2000 levels, and a pre-tax operating loss was recorded outside the United States in 2001.

COMMISSIONS
Commissions revenues primarily arise from agency transactions in listed and over-the-counter equity securities, as well as sales of mutual funds, insurance products, and options.

     Commissions revenues decreased 32% to $3.0 billion in 2001, as a result of a global decline in client transaction volume, particularly in mutual fund and equity products. In addition, over the past two years, commissions revenues have decreased as clients have opened asset-priced accounts, paying fees in place of commissions. Commissions revenues increased 7% in 2000 compared with 1999 primarily as a result of increased mutual fund commissions.

PRINCIPAL TRANSACTIONS AND NEW ISSUE REVENUES
Private Client's principal transactions and new issue revenues primarily represent bid-offer revenues in over-the-counter equity securities, government bonds, and municipal securities as well as selling concessions on underwritings of debt and equity products. Private Client does not take any significant principal trading risk positions.

     Principal transactions and new issue revenues decreased 23% to $1.5 billion in 2001 due to a reduction in both debt and equity sales volume to retail customers in a less favorable market environment compared with 2000. Principal transactions and new issue revenues were essentially unchanged in 2000 from 1999.

ASSET MANAGEMENT AND PORTFOLIO SERVICE FEES
Asset management and portfolio service fees include asset management fees from taxable and tax-exempt money market funds as well as portfolio fees from fee-based accounts such as Unlimited Advantage/SM/ and Merrill Lynch Consults,(R) servicing fees related to such accounts, as well as account and other fees.

     Asset management and portfolio service fees were $3.6 billion in 2001, 4% lower than in 2000. This decrease primarily reflects a market-driven decline in asset values in asset-priced accounts. In 2000 these fees were $3.8 billion, up from $3.1 billion in 1999 primarily due to a rise in portfolio service fees as assets shifted to asset-priced accounts such as Unlimited Advantage/SM/ and Merrill Lynch Consults.(R)

     The value of assets in Private Client accounts at year-end 2001, 2000, and 1999 is summarized as follows:

(dollars in billions)
--------------------------------------------------------------------------------
                                           2001          2000          1999
--------------------------------------------------------------------------------
Assets in Private Client accounts
   U.S.                                  $1,185        $1,337        $1,338
   Non-U.S.                                 101           140           137
                                         ------        ------        ------
   Total                                 $1,286        $1,477        $1,475
                                         ======        ======        ======
Assets in asset-priced accounts          $  205        $  209        $  168
--------------------------------------------------------------------------------

     Analysis of changes in assets in Private Client accounts from year-end 2000 to year-end 2001 are detailed below:

(dollars in billions)
-------------------------------------------------------------------------------------------
                                                  NET CHANGES DUE TO
                                         ------------------------------------
                         YEAR-END           NEW          ASSET                     YEAR-END
                             2000         MONEY   DEPRECIATION          OTHER          2001
-------------------------------------------------------------------------------------------
Assets in Private
   Client accounts:
     U.S.                  $1,337        $   49        $ (198)        $   (3)        $1,185
     Non-U.S.                 140            13           (20)           (32)           101
                           ------        ------        ------         ------         ------
     Total                 $1,477        $   62        $ (218)        $  (35)        $1,286
-------------------------------------------------------------------------------------------


                                   [BAR CHART]

PRIVATE CLIENT ASSETS
(in billions of dollars)
--------------------------------------------------------------------------------
                              2001      2000      1999      1998      1997
--------------------------------------------------------------------------------
U.S.                        $1,185    $1,337    $1,338    $1,164      $979
Non-U.S.                       101       140       137        98        84
                            ------    ------    ------    ------    ------
    Total                   $1,286    $1,477    $1,475    $1,262    $1,063
--------------------------------------------------------------------------------


     Total assets in Private Client accounts in the United States declined 11% to $1.2 trillion at the end of 2001, with net new money inflows of $49 billion during the year. Outside the United States, client assets were $101 billion at the end of 2001, down 28% from year-end 2000, due largely to the sale of the Canadian Private Client business, with net new money inflows of $13 billion in 2001. Total assets in asset-priced accounts were $205 billion at the end of 2001, a decrease of 2% from the end of 2000. The decline in asset levels in 2001 is due primarily to market depreciation.

NET INTEREST PROFIT
Interest revenue for Private Client is derived primarily from interest earned on the investment portfolio, principally related to Merrill Lynch's U.S. banks, as well as interest earned on margin and other loans. Interest expense mainly consists of interest paid on bank deposits and other borrowings.

     Net interest profit was $1.9 billion, up 15% from $1.6 billion in 2000 and $1.2 billion in 1999. The increase in net interest profit in 2001 and 2000 resulted from growth in deposits and the related investment portfolio at Merrill Lynch's U.S. banks and, in 2001, an increase in investment portfolio spreads, particularly following the rate cuts by the Federal Reserve.

OTHER REVENUES
Other revenues decreased 31% in 2001, from $175 million to $121 million. Included in Private Client's other revenues are realized and unrealized gains and losses associated with investments. Investment-related net revenues were a loss of $52 million in 2001 and a gain of $18 million in 2000.
Investment-related net revenues in

2001 include a pre-tax gain on the sale of the Canadian Private Client business which was more than offset by losses on various e-commerce investments.

MERRILL LYNCH INVESTMENT MANAGERS

MLIM is among the world's largest asset managers with $529 billion of assets under management at the end of 2001. MLIM offers a wide array of taxable fixed-income, tax-exempt fixed-income, equity and balanced open-ended mutual funds, private accounts, and alternative investments to a diverse global clientele of institutions, including pension plans and corporations, high-net-worth individuals, mutual funds, and other investment vehicles. In the United States, MLIM-branded mutual fund products are available through the Private Client distribution channel, and through GMI and third-party distribution networks. Outside the United States, MLIM-branded mutual fund products are available through Private Client and GMI distribution networks as well as through other financial intermediaries. MLIM also maintains a significant sales and marketing presence in both the United States and overseas that is focused on acquiring and maintaining institutional investment management relationships. MLIM markets its services both directly to these investors and through pension consultants.

     During 2001, MLIM reviewed all of its business activities to further enhance future profit potential and target selected growth opportunities. As a result of these in-depth reviews, MLIM consolidated the management of its Japan, Asia Pacific and European activities into a single management structure, reduced its staff by nearly 25%, and significantly reduced its global real estate footprint by selling, closing or downsizing offices in Los Angeles, Korea, and Singapore and consolidating its New York metropolitan area-based operations. MLIM also undertook strategic outsourcing opportunities, consolidated real estate in Tokyo and London, reduced technology spending, and exited its Defined Asset Funds business. In addition, in January 2002, MLIM sold its Canadian retail investment management operations.

MLIM'S RESULTS OF OPERATIONS

(dollars in millions)
--------------------------------------------------------------------------------
                                            2001           2000           1999
--------------------------------------------------------------------------------
Commissions                               $  295         $  392         $  394
Asset management fees                      1,722          1,913          1,684
Other revenues                                76            148            169
                                          ------         ------         ------
   Total net revenues                     $2,093         $2,453         $2,247
                                          ======         ======         ======
Pre-tax operating earnings(1)             $  307         $  501         $  483
Pre-tax earnings                          $   24         $  501         $  483
Pre-tax operating profit margin(1)          14.7%          20.4%          21.5%
Total full-time employees                  3,200          4,200          3,800
--------------------------------------------------------------------------------
(1) Before $283 million of pre-tax restructuring and other charges in 2001.

     Pre-tax operating earnings for MLIM were $307 million in 2001, down 39% from $501 million in 2000. Net revenues decreased 15% from 2000 to $2.1 billion, and the pre-tax operating profit margin in 2001 was 14.7%, compared with 20.4% in 2000, and 21.5% in 1999. The reduction in pre-tax operating earnings was primarily the result of a market-driven decline in assets under management combined with an increase in costs related to litigation. In addition, as a result of the completion of the previously mentioned detailed business review, MLIM recorded $283 million of pre-tax restructuring and other charges in the fourth quarter of 2001, primarily related to severance and costs associated with the closing of certain mutual funds, including investment write-downs of $32 million principally related to mutual fund seed capital.

COMMISSIONS
Commissions for MLIM principally consist of distribution and redemption fees related to mutual funds. The distribution fees represent revenues for promoting and distributing mutual funds ("12b-1 fees"). As a result of lower transaction volumes, commissions decreased 25% to $295 million in 2001. Commissions were relatively unchanged in 2000 as compared with 1999.

ASSET MANAGEMENT FEES
Asset management fees primarily consist of fees earned from the management and administration of funds as well as performance fees earned by MLIM. Asset management fees declined 10% to $1.7 billion from a record $1.9 billion in 2000. These fees were $1.7 billion in 1999. The reduction in 2001 is due to a market-driven decline in assets under management as well as a shift from equity funds to lower-fee fixed-income products. The increase in 2000 was primarily the result of higher management and performance fees.

     MLIM's assets under management for each of the last three years were comprised of the following:

(dollars in  billions)
------------------------------------------------------------
                               2001        2000        1999
------------------------------------------------------------
Assets Under Management
  Retail(1)                    $220        $250        $300
  Institutional                 266         262         255
  Private investors(2)           43          45          39
                               ----        ----        ----
Total                          $529        $557        $594
------------------------------------------------------------
(1) Net of outflows of $10 billion and $36 billion of money market funds, which transferred to bank deposits at Merrill Lynch's U.S. banks in 2001 and 2000, respectively.
(2) Represents segregated portfolios for individuals, small corporations, and institutions.


                                  [BAR CHART]

       ASSETS UNDER MANAGEMENT BY TYPE
       (in billions of dollars)
       -----------------------------------------------------------
                              2001    2000    1999    1998    1997
       -----------------------------------------------------------
       Equity                 $229    $274    $296    $266    $245
       Fixed income            110     113     108     104      95
       Money market            147     125     151     139     115
       Private investors        43      45      39      35      32
                            ------  ------  ------  ------  ------
               Total          $529    $557    $594    $544    $487
       -----------------------------------------------------------

     At year-end 2001, assets under management totaled $529 billion, a 5% decline from 2000. This decline is primarily market-driven, partially offset by $19 billion of global net inflows.

     An analysis of changes in assets under management from year-end 2000 to year-end 2001 is as follows:

(dollars in billions)
--------------------------------------------------------------------------------
                                        NET CHANGES DUE TO
                                 ---------------------------------
                 YEAR-END          NEW         ASSET                    YEAR-END
                     2000        MONEY  DEPRECIATION      OTHER(1)          2001
--------------------------------------------------------------------------------
Assets under
   management        $557         $ 19         $(41)       $(6)             $529
--------------------------------------------------------------------------------

(1) Includes reinvested dividends of $7 billion, net outflows of $10 billion of retail money market funds which transferred to bank deposits at Merrill Lynch's U.S. banks, and other changes, primarily related to foreign exchange rate movements.

                                   [PIE CHART]

2001 ASSETS UNDER MANAGEMENT

                                  CLIENT TYPE
                              Institutional     50%
                              Retail            42%
                              Private Investors  8%


                                CLIENT LOCATION
                              Americas          65%
                              Europe            27%
                              Other Non-U.S.     8%

OTHER REVENUES
Other revenues, which primarily include net interest profit and investment gains, fell 49% to $76 million in 2001. The decrease was due to losses on investments. Other revenues in 2000 were $148 million, 12% lower than 1999 levels. In 1999, other revenues included a pre-tax gain of $89 million on the sale of an investment.

GLOBAL OPERATIONS

Merrill Lynch's operations outside the United States are organized into five geographic regions:
..Europe, Middle East, and Africa
..Japan
..Asia Pacific
..Canada, and
..Latin America

     The following chart illustrates the regional operating results excluding all items included in the corporate segment. For further geographic information see Note 3 to the Consolidated Financial Statements.

                                   [PIE CHART]

2001 NET REVENUES BY GEOGRAPHIC REGION

                              U.S.             69%
                              Europe           16%
                              Japan             5%
                              Other Non-U.S.   10%

EUROPE, MIDDLE EAST, AND AFRICA

(dollars in millions)
-------------------------------------------------------------------------------
                                       2001          2000          1999
-------------------------------------------------------------------------------
Net revenues                         $3,640        $4,876        $3,976
Pre-tax operating earnings(1)           335         1,315         1,132
Pre-tax earnings                         42         1,315         1,132
Total full-time employees             7,200         8,800         7,600
-------------------------------------------------------------------------------
(1) Before $293 million of pre-tax restructuring and other charges in 2001.

     Merrill Lynch operates in Europe, the Middle East, and Africa as a dealer in a wide array of equity and debt products, and also provides asset management, investment banking, private banking, and research services. Merrill Lynch believes this region is poised for accelerated growth due to changes in demographics, the growth in equity markets, and the development of the Euroland economy. In line with its strategy of becoming a global leader with a strong local presence in key markets, Merrill Lynch has offices in 18 countries in the region. Merrill Lynch has preeminent asset management capabilities in this region, operating under the Merrill Lynch Investment Managers brand.

     As a result of a detailed business review in the fourth quarter of 2001, Private Client consolidated offices in Europe and the Middle East, MLIM consolidated its Japan, Asia Pacific and European activities into a single management structure and GMI streamlined its management and reorganized its investment banking division. These actions resulted in a fourth quarter pre-tax charge of $293 million in the region, primarily related to severance.

     In May 2001, following the launch in the United Kingdom of a free research service by MLHSBC in 2000, a full transactional service for self-directed investors was launched.

     Merrill Lynch demonstrated leadership in investment banking in the region in 2001, ranking first in equity origination, according to IFR magazine, with a market share of 16.6% and third in announced mergers and acquisitions, up from fifth in 2000, according to Thomson Financial Securities Data. In addition, in the Reuters/Tempest Survey of U.K. Larger Companies, Merrill Lynch was ranked top broker for research by corporations and managers and best firm for equity derivatives for the third consecutive year. Merrill Lynch ranked second in the Institutional Investor 2001 All-Europe Research Team Survey.

     In 2001, net revenues for the region decreased 25% from 2000. Pre-tax operating earnings decreased 75% from 2000 to $335 million due primarily to decreased equity trading and origination revenues. In 2000, net revenues and pre-tax earnings for the region were up 23% and 16%, respectively, from 1999, primarily due to strong equity trading and advisory revenues.

JAPAN

(dollars in millions)
----------------------------------------------------------------------------
                                        2001            2000           1999
----------------------------------------------------------------------------
Net revenues                         $ 1,023         $ 1,511        $ 1,193
Pre-tax operating earnings (loss)(1)      (7)            243            (33)
Pre-tax earnings (loss)                 (387)            243            (33)
Total full-time employees              2,900           3,500          3,200
----------------------------------------------------------------------------
(1) Before $380 million of pre-tax restructuring and other charges in 2001.

     In Japan, Merrill Lynch provides an integrated range of GMI, Private Client, and MLIM products and services to individual, corporate and institutional clients. In March 2001, Merrill Lynch completed the consolidation of GMI and Private Client businesses into the single Japan-incorporated entity, Merrill Lynch Japan Securities Co., Ltd. ("MLJS"). GMI and Private Client successfully distributed several debt and equity public offerings through MLJS in 2001.

     GMI maintained its strong presence in Japan in 2001. Despite the further deterioration of the Japanese economy, the debt business achieved record earnings and completed the consolidation of various management and support units, resulting in a more cost-effective structure. Investment banking also demonstrated its strong international network and ability to provide innovative services in underwriting.

     Private Client is sharpening its focus on small- to medium-sized business clients and high-net-worth individual investors. To accomplish this, Private Client will close a number of branch offices in 2002, but maintain several smaller locations across Japan, including complexes in Tokyo and Osaka, and a Financial Service Center in Tokyo to serve the non-Financial Advisor-assisted client base. These actions resulted in a fourth quarter 2001 pre-tax charge of $380 million and will result in additional wind-down expenses of $80-$100 million in 2002. While representing less than 20% of total accounts, the middle markets and high-net-worth client base has accounted for the majority of Merrill Lynch's Private Client assets in Japan since inception in 1998.

     MLIM is one of the leading institutional money managers in Japan and, despite the challenging economic conditions in 2001, MLIM attracted $1.5 billion in net new money for institutional clients.

     Net revenues in the Japan region in 2001 were down 32% from 2000 to $1.0 billion, reflecting weak market conditions, except in the GMI debt business. The corresponding decrease in pre-tax operating earnings was partially alleviated by the reduction in expenses as a result of strict cost management in 2001. In 2000, net revenues and pre-tax earnings were up $318 million and $276 million, respectively, from 1999, reflecting increased debt and equity trading revenues and higher asset management fees.

ASIA PACIFIC

(dollars in millions)
----------------------------------------------------------------------------
                                        2001            2000           1999
----------------------------------------------------------------------------
Net revenues                         $   874         $ 1,247        $ 1,018
Pre-tax operating earnings(1)             49             269            183
Pre-tax earnings (loss)                  (40)            269            183
Total full-time employees              2,200           2,700          2,500
----------------------------------------------------------------------------
(1) Before $89 million of pre-tax restructuring and other charges in 2001.

     Merrill Lynch serves a broad retail and institutional client base throughout the Asia Pacific region, and offers a full range of GMI, Private Client, and MLIM products. Merrill Lynch has an established trading presence and exchange memberships in major financial markets in the region. The Private Client business operates 13 offices, including four in the Western United States, offering investment services and wealth management products to its clients. MLHSBC began providing online financial services to self-directed investors in Australia in 2001. MLIM operates 10 offices offering a diverse mix of investment management products and services to institutional and retail clients.

     As part of Merrill Lynch's detailed business review in 2001, Private Client restructured its operations in Australia by moving the focus to high-net-worth investors and consolidating offices. MLIM restructured its operations by consolidating the investment management activities for the region into its London location, and GMI sold its equity brokerage operation in the Philippines to a local management team. As a result of the completion of these detailed business reviews, a pre-tax charge of $89 million was recorded in the fourth quarter of 2001.

     In 2001, IFR magazine named Merrill Lynch "Asian Equity and Equity-Linked House of the Year," the Far Eastern Economic Review named Merrill Lynch "Most Respected Investment Bank in Asia," and Institutional Investor magazine ranked Merrill Lynch first in Asian Equity Research for the third consecutive year.

     Merrill Lynch experienced a reduction in business volumes in the region during 2001. Net revenues in the region declined 30% in 2001 to $874 million. Pre-tax operating earnings declined 82% to $49 million. The decline was a direct result of the deterioration in business volumes related to a slowdown in the regional economy. In 2000, net revenues in the region were $1.2 billion, up from $1.0 billion in 1999, due to strong revenues in the equity markets and record Private Client revenues, as well as higher advisory fees. Pre-tax earnings increased 47% in 2000 to $269 million, primarily as a result of strong equity markets.

CANADA

(dollars in millions)
------------------------------------------------------------------------
                                       2001          2000          1999
------------------------------------------------------------------------
Net revenues                         $  877        $  854        $  652
Pre-tax operating earnings(1)           283           176            57
Pre-tax earnings                        253           176            57
Total full-time employees               500         4,000         3,700
------------------------------------------------------------------------
(1) Before $30 million of pre-tax restructuring and other charges in 2001.

     During 2001 Merrill Lynch operated a full-service Canadian securities firm, providing an integrated range of GMI, Private Client and MLIM products and services. However, as a result of the completion of a detailed business review in the fourth quarter of 2001, Merrill Lynch sold its Private Client and securities clearing businesses in Canada in December and, in January 2002, sold its MLIM retail investment management business. The 2001 sales resulted in a significant reduction in the number of full-time employees in the region. MLHSBC began providing online services to self-directed Canadian investors in late 2000.

     All GMI businesses performed well in 2001, with notable contributions from debt markets and investment banking. The fixed income markets performed at record highs, resulting in increased debt underwriting and trading revenues. Euromoney magazine named Merrill Lynch "Best Foreign Bond House" in Canada. Merrill Lynch has been the leading non-domestic Canadian Dollar debt underwriter for the last three years, according to Bloomberg rankings. In 2001, Merrill Lynch ranked first in announced mergers and acquisitions, having advised on 10 of the 24 largest transactions in Canada. Equity trading continued its significant progress and the Brendan Woods International Survey ranked Merrill Lynch third in the institutional equity commission business in Canada, with the largest year-over-year market share gain in the country.

     In 2001, net revenues in the region were essentially unchanged as increases in GMI revenues and a gain on the sale of businesses were principally offset by decreases in Private Client operating revenues. Pre-tax operating earnings increased to $283 million in 2001, due to record earnings in investment banking and a pre-tax gain of $158 million on the sale of the Private Client and securities clearing businesses. Excluding the impact of the sales, the Private Client and securities clearing businesses contributed $358 million and $7 million to net revenues and pre-tax earnings, respectively, in Canada in 2001. In 2000, net revenues and pre-tax earnings in the region increased 31% and 209%, respectively, compared with 1999. These increases were primarily the result of improvements in equity origination and trading as well as improved profitability in Private Client.

LATIN AMERICA

(dollars in millions)
------------------------------------------------------------------------
                                       2001          2000          1999
------------------------------------------------------------------------
Net revenues                         $  475        $  731        $  672
Pre-tax operating earnings(1)            32           175           127
Pre-tax earnings                         18           175           127
Total full-time employees             1,000         1,200         1,200
------------------------------------------------------------------------
(1) Before $ 14 million of pre-tax restructuring and other charges in 2001.

     Merrill Lynch provides various brokerage and investment services, including financial planning, investment banking, research, and asset management to Latin American clients.

     In July 2001, Merrill Lynch closed its broker-dealer in Argentina. The economies of Latin America took a downward turn in 2001. Argentina suspended payment on a portion of its $141 billion of debt, a prelude to the largest sovereign default in history. The depreciation of Brazil's currency and an energy crisis have also taken a toll on the Latin American economy.

     In Institutional Investor's 2001 survey, Merrill Lynch's Latin American Research team was ranked first, for the fifth year in a row.

     Net revenues for the region in 2001 decreased 35% from 2000. Pre-tax operating earnings were $32 million, a decrease of $143 million from 2000. A major contributing factor to this decline was the volatility of the Latin American economy. Despite the economic environment, Private Client's business in Latin America has remained strong. Net revenues and pre-tax earnings in 2000 increased 9% and 38%, respectively, from 1999 due to higher commission revenues and the gain on a sale of the Puerto Rico retail brokerage business in 2000.

NON-INTEREST EXPENSES

Merrill Lynch's non-interest expenses are summarized as follows:

(dollars in millions)
---------------------------------------------------------------------------------------------------
                                                               2001            2000            1999
---------------------------------------------------------------------------------------------------
Compensation and benefits                                   $11,269         $13,730         $11,337
                                                            -------         -------         -------
Non-compensation expenses:
     Communications and technology                            2,232           2,320           2,053
     Occupancy and related depreciation                       1,077           1,006             953
     Brokerage, clearing, and exchange fees                     895             893             779
     Advertising and market development                         703             939             783
     Professional fees                                          545             637             571
     Office supplies and postage                                349             404             346
     Goodwill amortization                                      207             217             227
     Other                                                      902             903           1,058
                                                            -------         -------         -------
     Total non-compensation expenses, excluding
        September 11th-related and restructuring and
        other charges in 2001                                 6,910           7,319           6,770
     September 11th-related                                     131               -               -
     Restructuring and other charges                          2,193               -               -
                                                            -------         -------         -------
     Total non-compensation expenses                          9,234           7,319           6,770
                                                            -------         -------         -------
Total non-interest expenses                                 $20,503         $21,049         $18,107
                                                            =======         =======         =======
Compensation and benefits as a
   percentage of net revenues                                  51.5%           51.3%           50.8%
Non-compensation expenses, excluding
   September 11th-related and
   restructuring and other charges in 2001,
   as a percentage of net revenues                             31.6            27.3            30.3
Total full-time employees(1)                                 57,400          72,000          67,900
---------------------------------------------------------------------------------------------------

(1) Excludes 3,200 full-time employees on salary continuation severance at year-end 2001.

     Non-interest expenses were $20.5 billion in 2001, compared with $21.0 billion in 2000. Excluding September 11th-related expenses and restructuring and other charges, non-interest expenses were $18.2 billion in 2001. Compensation and benefits were down 18% from 2000 due to a decrease in incentive and production-related compensation, resulting from a decline in revenue and a lower number of employees. Compensation and benefits expenses include severance expenses not included in the restructuring charge of $281 million and $70 million in 2001 and 2000, respectively. Compensation and benefits were 51.5% of net revenues for 2001, relatively unchanged from 2000. Non-compensation expenses, excluding September 11th-related expenses and restructuring and other charges, were 31.6% of net revenues in 2001, compared with 27.3% in 2000 and 30.3% in 1999.

     Communications and technology expense declined 4% in 2001 to $2.2 billion due to reduced systems consulting costs. Occupancy and related depreciation increased 7% in 2001, primarily due to a new London headquarters building.

     Brokerage, clearing, and exchange fees were $895 million, essentially unchanged from 2000. Advertising and market development expense was $703 million, down 25% from 2000 due to reduced spending on travel, advertising, and recognition programs. Professional fees decreased 14% to $545 million as a result of a reduction in spending on employment and non-technology consulting services. Office supplies and postage expense decreased 14% to $349 million due primarily to lower expenses for supplies. Other expenses were $902 million, essentially unchanged from 2000.

     Non-interest expenses in 2000 were up 16% compared with 1999, largely due to compensation and benefits, which rose 21% to $13.7 billion. This increase was caused by higher incentive and production-related compensation resulting from increased revenues.

     Non-compensation expenses also increased in 2000 as compared with 1999, due primarily to a 13% increase in communications and technology expenses that resulted from higher technology-related depreciation and systems consulting, as well as increased expenses related to market data services. Brokerage, clearing, and exchange fees were 15% higher than 1999 due to higher execution and clearing costs as a result of increased transaction volumes. Higher travel expenses and sales promotion costs resulting from increased business activity were the cause of a 20% increase in advertising and market development in 2000. Professional fees rose 12% partly as a result of higher employment service fees. Office supplies and postage expense increased 17% due primarily to higher printing expenses.

SEPTEMBER 11TH-RELATED EXPENSES

September 11th-related expenses of $131 million pre-tax ($83 million after-tax) were recorded in 2001. These amounts are net of an insurance recovery of $100 million and insurance receivables of $115 million. The majority of the September 11th-related gross expenses pertain to the write-off of damaged assets and sublease income, the repair and replacement of equipment, as well as transportation, moving, and related costs for displaced workers. For additional information see Note 2 to the Consolidated Financial Statements.

RESTRUCTURING AND OTHER CHARGES

As a result of actions taken to position Merrill Lynch for improved profitability and growth, including the resizing of selected businesses and other structural changes, a pre-tax charge of $2.2 billion ($1.7 billion after-tax) was recorded during the fourth quarter of 2001. A detailed review of all businesses was conducted in the fourth quarter and these in-depth reviews led to a number of actions, primarily focused on resizing the businesses for the current environment. The charge included the following components:

..Approximately $1.2 billion of the charge is associated with severance costs related to workforce reductions, and other staff-related costs. Workforce reductions were made through a combination of divestitures, voluntary separations, and managed reductions. The majority of the employee separations associated with the fourth-quarter charges have been completed or announced, and all have been identified. Approximately half of the 9,000 employee separations are associated with divestitures and discontinued businesses; the remainder result from voluntary separation, or targeted actions in selected businesses.

..Real estate initiatives include the consolidation of Private Client offices in the United States, Europe, Asia, and Australia and the closure or subletting of excess office space in the United States. Approximately $500 million of the charge is associated with real estate initiatives.

..Technology initiatives include the disposal of certain technology assets and the sale-leaseback and related write-down of other technology assets. Approximately $300 million of the charge is associated with technology initiatives.

..Other business rationalization costs, which comprise $200 million of the charge are principally related to costs associated with the refocusing of the Private Client business in Japan.

     Management expects the restructuring plan to yield pre-tax cost savings of $1.4 billion annually, beginning in the first quarter of 2002, a portion of which will be reinvested in priority growth initiatives. These savings largely relate to reduced employee-related and facilities costs and are expected to be realized in compensation and benefits, depreciation, and occupancy expenses. Merrill Lynch expects to substantially complete the restructuring by the end of 2002. Management will continue to review its business groups and product offerings throughout 2002 to meet the needs of the changing economic environment and to ensure its goal of improved profitability.

     For additional information on these charges, see Note 2 to the Consolidated Financial Statements.

INCOME TAXES

Merrill Lynch's 2001 income tax provision was $609 million, representing a 44.2% effective tax rate compared with 30.4% in 2000 and 31.4% in 1999. The increase in the 2001 effective tax rate is due primarily to prior and current year non-deductible losses associated with the refocusing of the Japan Private Client business, which were included in the fourth-quarter charge, including a write-off of previously recognized deferred tax assets of approximately $135 million. The decline in the 2000 effective tax rate was primarily attributable to an increase in lower-taxed non-U.S. income and additional tax-advantaged financing. Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Merrill Lynch assesses its ability to realize deferred tax assets primarily based on a strong earnings history and the absence of negative evidence as discussed in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." During the last 10 years, average pre-tax earnings were $2.7 billion. Accordingly, management believes that it is more likely than not that remaining deferred tax assets, net of the related valuation allowance, will be realized (see Note 15 to the Consolidated Financial Statements).

--------------------------------------------------------------------------------
BALANCE SHEET

OVERVIEW

Management continually monitors and evaluates the level and composition of the balance sheet. The following chart illustrates the composition of the balance sheet at December 28, 2001.


                                  [PIE CHART]

                                      ASSETS

                    Securities Financing Transactions       30%
                    Trading Assets                          26%
                    Marketable Investment Securities        18%
                    Other                                   16%
                    Trading-Related Receivables             10%

                                    LIABILITIES

                    Seurities Financing Transactions        22%
                    Deposits                                22%
                    Trading Liabilities                     20%
                    Long-Term Borrowings                    19%
                    Trading-Related Payables                 9%
                    Other                                    7%
                    Short-Term Borrowings                    1%


     In 2001, average total assets were $429 billion, up 16% from $371 billion in 2000. Average total liabilities in 2001 increased 15% to $406 billion from $352 billion in 2000, and average equity capital increased 23% to $23 billion during 2001. The major components of the increase in average total assets and liabilities are summarized as follows:

(dollars in millions)
---------------------------------------------------------------------------
                                                      2001 VS. 2000
                                            -----------------------------
                                              INCREASE
                                             (DECREASE)           CHANGE
---------------------------------------------------------------------------
AVERAGE ASSETS
Marketable investment securities             $ 39,299              158%
Receivables under resale agreements            18,314               24
Loans, notes and mortgages                      6,358               48
---------------------------------------------------------------------------
AVERAGE LIABILITIES
Deposits                                     $ 46,219              134%
Payables under repurchase agreements           17,390               21
Long-term borrowings                           14,908               24
Commercial paper and other short-term
   borrowings                                 (14,158)             (59)
---------------------------------------------------------------------------

     The significant growth in deposits in 2001 resulted from the mid-2000 modification of the cash sweep options for certain CMA(R) and other types of Merrill Lynch accounts to generally sweep cash into interest-bearing bank deposits at Merrill Lynch's U.S. banks, rather than MLIM-managed money market mutual funds. This increase in deposits was primarily used by the U.S. banks to purchase marketable investment securities. Receivables under resale agreements and payables under repurchase agreements rose due to increased matched-book activity. Additionally, the increase in long-term borrowings is related to the reduction in the use of commercial paper and other short-term borrowings in 2001.

     The discussion that follows analyzes the changes in year-end financial statement balances of the major asset and liability categories.

TRADING-RELATED ASSETS AND LIABILITIES

Trading-related balances primarily consist of trading assets (including securities pledged as collateral) and liabilities, receivables under resale agreements and securities borrowed transactions, payables under repurchase agreements and securities loaned transactions, and certain receivable/payable balances that result from trading activities. At December 28, 2001 total trading-related assets and liabilities were $273.6 billion and $203.4 billion, respectively.

     Although trading-related balances comprise a significant portion of the balance sheet, the magnitude of these balances does not necessarily convey a sense of the risk profile assumed by Merrill Lynch. The market and credit risks associated with trading-related balances are mitigated through various hedging strategies, as discussed in the following section (see Note 6 to the Consolidated Financial Statements for descriptions of market and credit risks).

     Merrill Lynch reduces a significant portion of the credit risk associated with trading-related receivables by requiring counterparties to post cash or securities as collateral in accordance with collateral maintenance policies. Conversely, Merrill Lynch may be required to post cash or securities to counterparties in accordance with similar policies.

TRADING ASSETS AND LIABILITIES

Trading inventory principally represents securities purchased ("long" positions), securities sold but not yet purchased ("short" positions), and the fair value of derivative contracts (see Note 1 to the Consolidated Financial Statements for related accounting policies). These positions are primarily the result of market-making, hedging, and proprietary activities.

     Merrill Lynch acts as a market-maker in a wide range of securities, resulting in a significant amount of trading inventory to facilitate customer transaction flow. To a lesser degree, Merrill Lynch also maintains proprietary trading inventory in seeking to profit from existing or projected market opportunities.

     Merrill Lynch uses both cash instruments and derivatives to manage trading inventory market risks. As a result of these hedging techniques, a significant portion of trading assets and liabilities represent hedges of other trading positions. Long U.S. Government securities, for example, may be hedged with short interest rate futures contracts. These hedging techniques, which are generally initiated at the trading unit level, are supplemented by corporate risk management policies and procedures (see the Risk Management section for a description of risk management policies and procedures).

     Trading assets, including securities pledged as collateral, at year-end 2001 were up 4% from year-end 2000, and trading liabilities increased 10% to $75.9 billion.

SECURITIES FINANCING TRANSACTIONS

Repurchase agreements and, to a lesser extent, securities loaned transactions are used to fund a significant portion of trading assets. Likewise, Merrill Lynch uses resale agreements and securities borrowed transactions to obtain the securities needed for delivery on short positions. These transactions are typically short-term in nature with a significant portion entered into on an overnight or open basis. Resale and repurchase agreements entered into on a term basis typically mature within 90 days.

     Merrill Lynch also enters into these transactions to meet customers' needs. These "matched-book" repurchase and resale agreements or securities borrowed and loaned transactions are entered into with different customers using the same underlying securities, generating a spread between the interest revenue on the resale agreements or securities borrowed transactions and the interest expense on the repurchase agreements or securities loaned transactions. Exposures on these transactions are limited by their typically short-term nature and collateral maintenance policies.

     Receivables under resale agreements and securities borrowed transactions at year-end 2001 increased 9% from 2000, and payables under repurchase agreements and securities loaned transactions decreased 16% from year-end 2000.

OTHER TRADING-RELATED RECEIVABLES AND PAYABLES

Securities trading may lead to various customer or broker-dealer balances. Broker-dealer balances may also result from recording trading inventory on a trade date basis. Certain receivable and payable balances also arise when customers or broker-dealers fail to pay for securities purchased or fail to deliver securities sold, respectively. These receivables are generally fully collateralized by the securities that the customer or broker-dealer purchased but did not receive. Customer receivables also include margin loans collateralized by customer-owned securities held by Merrill Lynch. Collateral policies significantly limit Merrill Lynch's credit exposure to customers and broker-dealers. Merrill Lynch, in accordance with regulatory requirements, will sell securities that have not been paid for, or purchase securities sold but not delivered, after a relatively short period of time, or will require additional margin collateral, as necessary. These measures reduce market risk exposure related to these balances.

     Interest receivable and payable balances related to trading inventory are principally short-term in nature. Interest balances for resale and repurchase agreements, securities borrowed and loaned transactions, and customer margin loans are generally considered when determining the collateral requirements related to these transactions.

     Trading-related receivables at year-end 2001 were $40.8 billion, down 32% from 2000, and trading-related payables increased 55% to $37.1 billion from year-end 2000, primarily due to changes in broker-dealer balances.

NON-TRADING ASSETS

INVESTMENTS

Marketable investment securities, including those held for liquidity management purposes, consist of highly liquid debt and equity securities. Marketable investment securities grew to $77.8 billion at December 28, 2001 from $49.3 billion at December 29, 2000, funded by increased bank deposits (see the Non-Trading Liabilities -- Borrowings section for further information). Investments of insurance subsidiaries, primarily debt securities, are used to fund policyholder liabilities. Other investments consist of equity and debt securities, including those acquired in connection with merchant banking activities, and venture capital investments, including technology investments, and investments that economically hedge deferred compensation liabilities (see
Note 5 to the Consolidated Financial Statements).

LOANS, NOTES, AND MORTGAGES

Merrill Lynch's portfolio of loans, notes, and mortgages consists of mortgage loans on residences, working capital loans to small- and medium-sized businesses, and syndicated loans. Merrill Lynch generally maintains collateral on some of these extensions of credit in the form of securities, liens on real estate, perfected security interests in other assets of the borrower, and guarantees. Loans, notes, and mortgages increased 9% in 2001 to $19.0 billion due to increased consumer lending activities. Merrill Lynch maintained collateral of $14.7 billion at December 28, 2001 to reduce related default risk against certain of these credits.

OTHER

Other non-trading assets, which include cash and cash equivalents, goodwill, equipment and facilities, and other assets, decreased $12.8 billion from year-end 2000 levels. This decrease is primarily due to decreased cash equivalent investment balances at Merrill Lynch's U.S. banks.

NON-TRADING LIABILITIES

BORROWINGS

Portions of trading and non-trading assets are funded through deposits, long-term borrowings, and commercial paper (see the Capital Adequacy and Funding section for further information on funding sources).

     Commercial paper decreased from $14.0 billion at year-end 2000 to $3.0 billion at year-end 2001. Deposits increased $18.2 billion in 2001 as a result of higher customer deposits in U.S. banking subsidiaries which resulted from the mid-2000 modification of the cash sweep options for certain CMA(R) and other types of Merrill Lynch accounts to generally sweep cash into interest-bearing bank deposits at Merrill Lynch's U.S. banks, rather than MLIM-managed money market mutual funds. Outstanding long-term borrowings increased to $76.6 billion at December 28, 2001 from $70.2 billion at December 29, 2000. In the second quarter of 2001, Merrill Lynch issued Liquid Yield Option/TM/ Notes
("LYONs"(R)) due in 2031. LYONs(R) are zero-coupon senior debt instruments convertible into Merrill Lynch common stock at a premium under certain defined terms and conditions. For additional information on LYONs(R) see Note 8 to the Consolidated Financial Statements.

     Major components of the changes in long-term borrowings for 2001 and 2000 follow:

(dollars in billions)
----------------------------------------------------------------------
                                                 2001            2000
----------------------------------------------------------------------
Beginning of year                             $  70.2         $  54.0
     Issuances                                   38.5            33.7
     Maturities                                 (32.8)          (15.7)
Other                                             0.7            (1.8)
                                              -------         -------
End of year(1)                                $  76.6         $  70.2
                                              =======         =======
Average maturity in years of long-term
   borrowings, when measured to:
     Maturity                                     4.1             3.6
     Earlier of the call or put date              2.8             3.0
----------------------------------------------------------------------
(1) At year-end 2001 and 2000, $54.1 billion and $48.8 billion of long-term borrowings had maturity dates beyond one year, respectively.

OTHER

Other non-trading liabilities, which include liabilities of insurance subsidiaries and other payables, increased slightly from year-end 2000 levels.

PREFERRED SECURITIES ISSUED BY SUBSIDIARIES

Preferred securities issued by subsidiaries consist primarily of Trust Originated Preferred Securities/SM/ ("TOPrS"/SM/) (see Note 10 to the Consolidated Financial Statements for further information). TOPrS/SM/ proceeds are utilized as part of general balance sheet funding (see Capital Adequacy and Funding section for more information).

STOCKHOLDERS' EQUITY

Stockholders' equity at December 28, 2001 increased 9% to $20.0 billion from $18.3 billion at year-end 2000. This increase primarily resulted from net earnings and the net effect of employee stock transactions, partially offset by dividends.

     At December 28, 2001, total common shares outstanding, excluding shares exchangeable into common stock, were 843.5 million, 4% higher than the 808.0 million shares outstanding at December 29, 2000. The increase was attributable principally to employee stock grants and option exercises. There were no common stock repurchases during 2001 or 2000.

     Total shares exchangeable into common stock at year-end 2001, issued in connection with the 1998 merger with Midland Walwyn Inc., were 4.2 million, compared with 4.7 million at year-end 2000. For additional information see Note 11 to the Consolidated Financial Statements.

--------------------------------------------------------------------------------
CAPITAL ADEQUACY AND FUNDING

The primary objectives of Merrill Lynch's capital structure and funding policies are to support the successful execution of the firm's business strategies while ensuring:

..sufficient equity capital to absorb losses and, ..liquidity at all times, across market cycles, and through periods of financial stress.

CAPITAL ADEQUACY

At December 28, 2001, Merrill Lynch's equity capital was comprised of $19.6 billion in common equity, $425 million in preferred stock, and $2.7 billion of TOPrS./SM/

     Merrill Lynch continually reviews overall equity capital needs to ensure that its equity capital base can support the estimated risks and needs of its businesses, as well as the regulatory and legal capital requirements of its subsidiaries. Merrill Lynch uses statistically based risk models, developed in conjunction with risk management practices, to estimate potential losses arising from market and credit risks. Equity capital needs are determined based on these models, which dynamically capture changes in risk profile. Merrill Lynch also assesses the need for equity capital to support business risks, such as process risk, that may not be adequately measured through these risk models, as well as the potential use of equity capital to support growth. Merrill Lynch determines the appropriateness of its equity capital composition, which includes common stock, preferred stock, and TOPrS,/SM/ taking into account the perpetual nature of its preferred stock and TOPrS./SM/ Based on these analyses and criteria, management believes that Merrill Lynch's equity capital base of $22.7 billion is adequate.

     Merrill Lynch operates in many regulated businesses that require various minimum levels of capital (see Note 16 to the Consolidated Financial Statements for further information). Merrill Lynch's broker-dealer, banking, insurance, and futures commission merchant activities are subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels and making affiliated investments. Merrill Lynch's capital adequacy models and planning take into account these regulatory considerations.

     Merrill Lynch's leverage ratios were as follows:


------------------------------------------------------------------
                                                         ADJUSTED
                                  LEVERAGE               LEVERAGE
                                  RATIO(1)               RATIO(2)
------------------------------------------------------------------
YEAR-END
December 28, 2001                   18.5x                  12.8x
December 29, 2000                   19.4x                  13.9x

AVERAGE(3)
Year ended December 28, 2001        18.8x                  13.1x
Year ended December 29, 2000        19.0x                  13.2x
------------------------------------------------------------------
(1) Total assets to Total stockholders' equity and Preferred securities issued by subsidiaries.
(2) Total assets less (a) Receivables under resale agreements (b) Receivables under securities borrowed transactions and (c) Securities received as collateral to Total stockholders' equity and Preferred securities issued by subsidiaries.
(3)  Computed using month-end balances.

     An asset-to-equity leverage ratio does not reflect the risk profile of assets, hedging strategies, or off-balance sheet exposures. Thus, Merrill Lynch does not rely on overall leverage ratios to assess risk-based capital adequacy.

FUNDING

Merrill Lynch strives to continually expand and globally diversify its funding programs, markets, and investor and creditor base. Merrill Lynch benefits by distributing a significant portion of its liabilities and equity through its own sales force to a large, diversified global client base. Available funding sources include:

..repurchase agreements and securities loaned transactions, ..U.S., Euro, Canadian, Japanese, and Australian commercial paper programs, ..deposits at Merrill Lynch's banking subsidiaries, ..bank loans,
..U.S., Euro, Canadian, and Australian medium- and long-term debt programs, ..letters of credit,
..TOPrS,/SM/
..preferred stock, and
..common stock.

     Merrill Lynch typically concentrates its unsecured, non-deposit general-purpose funding at the ML & Co. level, except where tax regulations, time zone differences, or other business considerations make this impractical. The benefits of this strategy are enhanced control, reduced financing costs, wider name recognition by creditors, and greater flexibility to meet variable funding requirements of subsidiaries.

     During 2001 and 2000, Merrill Lynch reduced its reliance on commercial paper as a source of funding. Commercial paper represented 4% and 16% of total unsecured borrowings at year-end 2001 and 2000, respectively. Merrill Lynch diversifies its borrowings by maintaining various limits, including a limit on the amount of commercial paper held by a single investor.

LIQUIDITY MANAGEMENT

Liquidity risk occurs when there are timing differences between cash inflows from the businesses and cash outflows for business needs and maturing debt obligations. Merrill Lynch's liquidity policy is to maintain alternative funding sources such that all unsecured debt obligations maturing within one year can be repaid when due without issuing new unsecured debt or requiring business assets to be liquidated. The main alternative funding sources to unsecured borrowings are repurchase agreements, securities loaned, and secured bank loans, which require pledging unencumbered marketable securities held for trading or investment purposes.

     As an additional source of liquidity, Merrill Lynch maintains a portfolio of segregated U.S. government and agency obligations, and asset-backed securities of high credit quality, which had a carrying value, net of related hedges of $8.4 billion at December 28, 2001 and $7.4 billion at December 29, 2000. These assets may be sold or pledged to provide immediate liquidity even during periods of adverse market conditions.

     For funding purposes, Merrill Lynch assesses its assets and commitments in order to determine the appropriate level of short-term and long-term funding. Long-term funding sources include a portion of deposits, the non-current portion of long-term debt, TOPrS/SM/, preferred stock, and common equity. Generally, trading and other current assets are financed with a combination of short-term and long-term funding. Long-term, less liquid assets are fully financed with long-term funding. Merrill Lynch also finances the long-term funding requirements of commitments and other contingent obligations, including additional collateral that may be required under derivative contracts in certain rating downgrade scenarios. In assessing the appropriate tenor of its short-term and long-term funding, Merrill Lynch seeks to ensure sufficient coverage over the spectrum of maturities.

     Merrill Lynch recognizes that regulatory restrictions may limit the free flow of funds among affiliates. For example, a portion of deposits held by Merrill Lynch bank subsidiaries fund securities that can be sold or pledged to provide immediate liquidity for the banks. However, there are regulatory restrictions on the use of this liquidity for non-bank affiliates of Merrill Lynch.

     Approximately $81.7 billion of indebtedness at December 28, 2001 is considered senior indebtedness as defined under various indentures. Merrill Lynch's debt obligations do not contain provisions that could, upon an adverse change in ML & Co.'s credit rating, financial ratios, earnings, cash flows, or stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation. Merrill Lynch may issue structured notes that, under certain circumstances, require Merrill Lynch to immediately settle the obligation for cash or other securities. A limited number of structured notes may be accelerated based on the value of the underlying securities. Merrill Lynch typically hedges these notes with positions in the underlying securities.

     Merrill Lynch maintains a committed, senior, unsecured bank credit facility that totaled $5 billion at December 28, 2001 and $8 billion at December 29, 2000. The current facility expires in May 2002. While Merrill Lynch expects to renew the facility, it may choose to do so in a reduced amount. In 2001, Merrill Lynch elected to reduce the amount of its credit facility. This reduction was offset by an increase in the liquidity portfolio of unencumbered securities that may be sold or pledged to provide immediate liquidity. At December 28, 2001 and December 29, 2000, there were no borrowings outstanding under these credit facilities. Merrill Lynch's revolving line of bank credit contains covenants, including a minimum net worth requirement, with which Merrill Lynch has maintained compliance at all times. The credit facility does not, however, require Merrill Lynch to maintain specified credit ratings.

     Merrill Lynch maintains a contingency funding plan that outlines actions that would be taken in the event of a funding disruption.

ASSET AND LIABILITY MANAGEMENT

Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve the lowest cost financing possible and an appropriate liability maturity profile. Merrill Lynch uses derivative transactions to more closely match the duration of these borrowings to the duration of the assets being funded to enable interest rate risk to be managed within limits set by Corporate Risk Management. Interest rate swaps also serve to reduce Merrill Lynch's interest expense and effective borrowing rate, when interest rates decline. Merrill Lynch also enters into currency swaps to ensure that foreign-currency denominated assets are funded with like-currency denominated liabilities (to the extent that the currency cannot be sourced more efficiently through a direct debt issuance). Investments in subsidiaries in foreign currencies are also effectively hedged to a level which minimizes translation adjustments in the Cumulative Translation Account. For further information, see Notes 1 and 6 to the Consolidated Financial Statements.

CREDIT RATINGS

The cost and availability of unsecured funding generally are dependent on credit ratings. Merrill Lynch's senior long-term debt, preferred stock, and TOPrS/SM/ were rated by several recognized credit rating agencies at February 25, 2002 as indicated below. These ratings do not reflect outlooks that may be expressed by the rating agencies from time to time, which are currently negative. Subsequent to the announcement of Merrill Lynch's fourth quarter 2001 restructuring and other charges, all of these rating agencies reaffirmed Merrill Lynch's current ratings.

--------------------------------------------------------------------------------
                                                     PREFERRED
                                   SENIOR DEBT         STOCK          TOPrS/SM/
RATING AGENCY                        RATINGS          RATINGS          RATINGS
--------------------------------------------------------------------------------
Dominion Bond Rating
  Service Ltd.                      AA (low)        Not Rated         Not Rated
Fitch Ratings                         AA               AA-               AA-
Moody's Investors Service, Inc.       Aa3              A2                A1
Rating & Investment
  Information, Inc.(1)                AA               A+                A+
Standard & Poor's
  Ratings Services                    AA-              A                 A
--------------------------------------------------------------------------------
(1) Located in Japan.

NON-TRADING RELATED CONTRACTUAL OBLIGATIONS

As a part of its normal operating strategy, Merrill Lynch enters into various contractual obligations and commitments which may require future payments. The table below outlines the significant contractual obligations outstanding as of December 28, 2001 and provides reference to where further information on each obligation can be found elsewhere in this document:

--------------------------------------------------------------------------------
CONTRACTUAL OBLIGATION                        REFERENCE
--------------------------------------------------------------------------------
Long-term borrowings                          Note 8
Leases                                        Note 12
Deferred compensation plans                   Note 14
Additional commitments to                     Note 12 and Non-Investment
   invest in partnerships                     Grade Holdings and Highly
                                              Leveraged Transactions
Unutilized revolving lines of
   credit and other commitments to
   extend credit                              Note 12
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CAPITAL PROJECTS AND EXPENDITURES

Merrill Lynch continually prepares for the future by reviewing its operations and investing in new technology to improve service to clients.

     Merrill Lynch has agreed to invest not more than $600 million in MLHSBC, the 50/50-owned corporation created to provide global online investment and banking services. At December 28, 2001, Merrill Lynch had invested $197 million. The timing of the funding of additional investments will be determined by the Board of Directors of MLHSBC, which has equal representation from Merrill Lynch and HSBC.

--------------------------------------------------------------------------------
RISK MANAGEMENT

RISK MANAGEMENT PHILOSOPHY

Risk-taking is an integral part of Merrill Lynch's core business activities. In the course of conducting its business operations, Merrill Lynch is exposed to a variety of risks including market, credit, liquidity, process, and other risks that are material and require comprehensive controls and management. The responsibility and accountability for these risks remain primarily with the businesses. The Corporate Risk Management ("CRM") group along with other control units, ensures that these risks are properly identified, monitored, and managed throughout Merrill Lynch. To accomplish this, CRM has established a risk management process, which includes:

..a formal risk governance organization that defines the oversight process and its components;
..a regular review of the entire risk management process by the Audit
 Committee of the Board of Directors;
..clearly defined risk management policies and procedures supported by analytic tools;
..communication and coordination between the business, executive, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight; and
..clearly articulated risk tolerance levels as defined by a group composed of executive management ("the Management Group") that are regularly reviewed to ensure that Merrill Lynch's risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

     The risk management process, combined with CRM's personnel and analytic infrastructure, works to ensure that Merrill Lynch's risk tolerance is well-defined and understood by the firm's businesses as well as by its executive management. Other groups, including Corporate Audit, Finance, Legal and Treasury, work with CRM to establish this overall risk management control process. While no risk management system can ever be absolutely complete, the goal of CRM is to make certain that risk related losses occur within acceptable, predefined levels.

RISK GOVERNANCE STRUCTURE

Merrill Lynch's risk governance structure is comprised of the Audit Committee, the Management Group, the Risk Oversight Committee ("ROC"), the business units, CRM, and various corporate governance committees. The roles of these respective groups are as follows:

     The Audit Committee is comprised entirely of external directors and has authorized the ROC to establish Merrill Lynch's risk management policies.

     The Management Group establishes risk tolerance levels for the firm and authorizes material changes in Merrill Lynch's risk profile. It also ensures that the risks assumed by Merrill Lynch are managed within these tolerance levels and verifies that Merrill Lynch has implemented appropriate policies for the effective management of risks. The Management Group must approve all substantive changes to risk policies, including those proposed by the ROC. The Management Group pays particular attention to risk concentrations and liquidity concerns.

     The ROC, comprised of senior business and control managers and currently chaired by the Chief Financial Officer, oversees Merrill Lynch's risks and ensures that the business units create and implement processes to identify, measure, and monitor their risks. The ROC also assists the Management Group in determining risk tolerance levels for the firm's business units and monitors the activities of Merrill Lynch's corporate governance committees, reporting significant issues and transactions to the Management Group and the Audit Committee.

     Various other governance committees exist to create policy, review activity, and ensure that new and existing business initiatives remain within established risk tolerance levels. These committees include the New Product Review Committee, Debt and Equity Capital Commitment Committees, Real Estate Capital Commitment Committee, Credit Policy Committee, Corporate Transaction Review Committee, and Reserve Committee. Representatives of the principal independent control functions participate as voting members of these committees.

CORPORATE RISK MANAGEMENT

CRM is an independent control function responsible for Merrill Lynch's market and credit risk management processes. The co-heads of CRM report directly to the Chief Financial Officer who chairs the ROC and is a member of the Management Group. Market risk is defined to be the potential change in value of financial instruments caused by fluctuations in interest rates, exchange rates, equity and commodity prices, credit spreads, and/or other risks. Credit risks are defined to be the potential for loss that can occur as a result of impairment in the creditworthiness of an issuer or counterparty or a default by an issuer or counterparty on its contractual obligations. CRM also provides Merrill Lynch with an overview of its risk for various aggregate portfolios and develops the analytics, systems, and policies to conduct all risk management functions.

     CRM's chief monitoring and risk measurement tool is Merrill Lynch's Risk Framework. The Risk Framework defines and communicates Merrill Lynch's risk tolerance and establishes aggregate and broad risk limits for the firm. Market risk limits are intended to constrain exposure to specific classes and factors of market risk and Value-at-Risk ("VaR"). VaR is a statistical measure of the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. Credit risk limits are intended to constrain the magnitude and tenor of exposure to individual counterparties and issuers, types of counterparties and issuers, countries, and financing collateral. Risk Framework exceptions and violations are reported and investigated at pre-defined and appropriate levels of management. The Risk Framework and its limits have been approved by the Management Group and the risk parameters that define the Risk Framework have been reviewed by the Audit Committee. The Management Group reviews the Risk Framework annually and approves any material changes. The ROC reports all substantive Risk Framework changes to the Audit Committee.

     The overall effectiveness of Merrill Lynch's risk processes and policies can be seen on a broader level when analyzing weekly net trading revenues over time. CRM policies and procedures of monitoring and controlling risk combined with the businesses' focus on customer order-flow driven revenues and selective proprietary positioning have helped Merrill Lynch to reduce earnings volatility within its portfolios. While no guarantee can be given regarding future earnings volatility, Merrill Lynch will continue to pursue policies and procedures that assist the firm in measuring and monitoring its risks. A graph of Merrill Lynch's weekly revenues from trading-related activities for 2001 follows:

                                  [BAR CHART]

2001 DISTRIBUTION OF WEEKLY REVENUES FROM
TRADING-RELATED ACTIVITIES
(in millions of dollars)

                                        Number of Weeks
                                        ---------------
                 Less than $50                 2
                 $50  - 75                     4
                 $75  - 100                    4
                 $100 - 125                   17
                 $125 - 150                   11
                 $150 - 175                    6
                 $175 - 200                    5
                 Over $200                     3

MARKET RISK

CRM's Market Risk Group is responsible for defining the products and markets in which Merrill Lynch's major business units and functions will transact and take risk. Moreover, it is responsible for identifying the risks to which these businesses and units will be exposed in these approved products and markets. The Market Risk Group uses a variety of quantitative metrics to assess the risk of Merrill Lynch's positions and portfolios. In particular, the Market Risk Group quantifies the sensitivities of Merrill Lynch's present portfolios to changes in market variables. These sensitivities are then utilized in the context of historical data to estimate earnings and loss distributions that Merrill Lynch's present portfolios would have incurred throughout the historical period. From these distributions, CRM derives a number of useful risk statistics including VaR. VaR is an estimate of the amount that Merrill Lynch's present portfolios could lose with a specified degree of confidence, over a given time interval. The VaR for Merrill Lynch's overall portfolios is less than the sum of the VaRs for individual risk categories because movements in different risk categories occur at different times and, historically, extreme movements have not occurred in all risk categories simultaneously. The difference between the sum of the VaRs for individual risk categories and the VaR calculated for all risk categories is shown in the following tables and may be viewed as a measure of the diversification within Merrill Lynch's portfolios. CRM believes that the tabulated risk measures provide some guidance as to the amount Merrill Lynch could lose in future periods and it works continuously to improve its measurement and the methodology of VaR. However, calculation of VaR requires numerous assumptions and thus VaR should not be viewed as a precise measure of risk.

     In the Merrill Lynch VaR system, CRM uses a historical simulation approach to estimate VaR using a 99% confidence level and a two-week holding period for trading and non-trading instruments. Sensitivities to market risk factors are aggregated and combined with a database of historical market factor movements to simulate a series of profits and losses. The level of loss that is exceeded in that series 1% of the time is used as the estimate for the 99% confidence level VaR. The overall total VaR amounts are presented across major risk categories, including exposure to volatility risk found in certain products, e.g., options. The table that follows presents Merrill Lynch's VaR for trading instruments at year-end 2001 and 2000 and the 2001 average VaR. Additionally, high and low VaR is presented independently for each risk category and overall. Because high and low VaR numbers for these risk categories may have occurred on different days, high and low numbers for diversification benefit would not be meaningful.


(dollars in millions)
-------------------------------------------------------------------------------
                                                         DAILY
                                  YEAR-END  YEAR-END   AVERAGE    HIGH     LOW
                                      2001      2000      2001    2001    2001
-------------------------------------------------------------------------------
Trading value-at-risk(1)
  Interest rate and credit spread    $ 113     $  81     $  84   $ 124   $  52
  Equity                                94        77        61     103      35
  Commodity                              2         9         3      14       0
  Currency                               3        14        11      50       1
  Volatility                            44        34        35      67      14
                                     -----     -----     -----   -----     ---
                                       256       215       194
  Diversification benefit             (144)     (116)      (92)
                                     -----     -----     -----
Overall(2)                           $ 112     $  99     $ 102   $ 138   $  76
-------------------------------------------------------------------------------

(1)  Based on a 99% confidence level and a two-week holding period.
(2) Overall VaR using a 95% confidence level and a one-day holding period was $21 million and $20 million at year-end 2001 and 2000, respectively.

     Due to the mix of the trading portfolio, overall VaR increased in 2001 due to increases in interest rate and credit spread VaR and equity VaR. These increases were partially offset by an increase in diversification benefit.

     The following table presents Merrill Lynch's VaR for non-trading instruments (excluding U.S. banks):

(dollars in millions)
-------------------------------------------------------------------------------
                                                                      QUARTERLY
                                      YEAR-END         YEAR-END         AVERAGE
                                          2001             2000            2001
-------------------------------------------------------------------------------
Non-trading value-at-risk(1)
Interest rate and credit spread           $ 77             $ 67            $ 76
Currency                                    20               23              19
Equity                                      57               47              51
Volatility                                  11                3               9
                                         -----             ----           -----
                                           165              140             155
   Diversification benefit                 (59)             (44)            (45)
                                         -----             ----           -----
Overall                                  $ 106             $ 96           $ 110
--------------------------------------------------------------------------------
(1) Based on a 99% confidence level and a two-week holding period.

     Non-trading VaR increased modestly during 2001 due to increases in interest rate and credit spread VaR and equity VaR. The higher interest rate and credit spread risk is primarily due to an increase in marketable investment securities held for liquidity purposes. The increase in the non-trading equity VaR is primarily due to the increased volatility in the U.S. equity markets. Non-trading VaR does not include the risk related to Merrill Lynch's $2.4 billion of outstanding LYONs(R) since management expects that the LYONs(R) will be converted to common stock and will not be replaced by fixed income securities.

     In addition to the amounts reported in the accompanying table, non-trading interest rate VaR associated with Merrill Lynch's TOPrS/SM/ at year-end 2001 and 2000 was $82 million and $138 million, respectively. TOPrS,/SM/ which are fixed-rate perpetual preferred securities, are considered a component of Merrill Lynch's equity capital and, therefore, the associated interest rate sensitivity is not hedged.

     Beginning in mid-2000 Merrill Lynch modified the cash sweep options for certain CMA(R) and other types of Merrill Lynch accounts to generally sweep cash into interest-bearing bank deposits at Merrill Lynch's U.S. banks, rather than MLIM-managed money market mutual funds. This increase in deposits was used to fund the growth in high quality marketable investment securities. The overall VaR for the U.S. banks, driven largely by these securities and based on a 99% confidence level and a two-week holding period, was $156 million at year-end 2001 compared with $113 million at year-end 2000. The increase in comparable year-over-year measures reflects continued asset growth and changes in asset mix within the banks. For more information on Merrill Lynch's U.S. banks see Capital Adequacy and Funding.

CREDIT RISK

CRM's Credit Risk Group assesses the creditworthiness of existing and potential individual clients, institutional counterparties and issuers, and determines firm-wide credit risk levels within Framework limits. The Group reviews and monitors specific transactions as well as portfolio and other credit risk concentrations. It is also responsible for ongoing credit quality and limit compliance, and the Group works with the business units of Merrill Lynch to manage and mitigate credit risk.

     The Credit Risk Group uses a variety of methodologies to set limits on exposure resulting from a counterparty or issuer failing to perform on its contractual obligations. The Group performs analysis in the context of industrial, regional, and global economic trends and incorporates portfolio and concentration effects when determining tolerance levels. Credit risk limits take into account measures of both current and potential exposure and are set and monitored by broad risk type, product type, and tenor to maturity. Credit risk mitigation techniques include, where appropriate, the right to require initial collateral or margin, the right to terminate transactions or obtain collateral should unfavorable events occur, the right to call for collateral when certain exposure thresholds are exceeded, and the purchase of credit default protection. With senior management involvement, Merrill Lynch conducts regular portfolio reviews, monitors counterparty creditworthiness, and evaluates transaction risk with a view toward early problem identification and protection against unacceptable credit-related losses. In 2001, the Credit Risk Group invested additional resources to enhance its methods and policies to assist in the management of Merrill Lynch's credit risk.

     Credit risk and exposure that originates from Merrill Lynch's retail customer business is monitored constantly by CRM. Exposures include credit risks for mortgages, home equity lines of credit, margin accounts, and working capital lines that Merrill Lynch maintains with certain small business clients. When required, these exposures are collateralized in accordance with regulatory requirements governing such activities. Credit risk in Merrill Lynch's U.S. banks' investment portfolios is monitored within CRM and by credit risk management analysts. In addition, Merrill Lynch's U.S. banks have independent credit approval and monitoring processes.

     Merrill Lynch enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent ("master netting agreements") with each of its derivative counterparties as soon as possible. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure.

     In addition, to reduce default risk, Merrill Lynch requires collateral, principally U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. The following is a summary of the replacement value of trading derivatives in a gain position (net of $7.3 billion of collateral) by counterparty credit rating and maturity at December 28, 2001. (Note that the following table is inclusive of credit exposure from derivative transactions only and does not include other credit exposures, which may be material.)

(dollars in millions)
--------------------------------------------------------------------------------
                         YEARS TO MATURITY                   CROSS-
CREDIT        ----------------------------------------     MATURITY
RATING(1)         0-3        3-5       5-7     OVER 7     NETTING(2)       TOTAL
--------------------------------------------------------------------------------
AAA           $ 4,013     $1,069    $  987     $1,530      $  (822)      $ 6,777
AA              4,397      2,599       912      1,838       (1,545)        8,201
A               2,696      1,309       436        891         (580)        4,752
BBB             1,605        602       266        343         (364)        2,452
Other           1,138        291       144         87         (116)        1,544
              -------    --------   ------     ------      --------      -------
Total         $13,849     $5,870    $2,745     $4,689      $(3,427)      $23,726
--------------------------------------------------------------------------------

(1)  Represents credit rating agency equivalent of internal credit ratings.
(2) Represents netting of payable balances with receivable balances for the same counterparty across maturity band categories. Receivable and payable balances with the same counterparty in the same maturity category, however, are net within the maturity category.

     In addition to obtaining collateral, Merrill Lynch attempts to mitigate its default risk on derivatives whenever possible by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of its derivative contracts.

PROCESS RISK

Process Risk Management is an evolving risk management discipline. Merrill Lynch defines process risk as the risk of loss resulting from inadequate controls or business disruption relating to people, internal processes, systems, or external events. Examples of process risks faced by the firm include systems failure, human error, fraud, and major fire or other disasters. Merrill Lynch manages process risks in a variety of ways including maintaining a comprehensive system of internal controls, using technology to automate processes and reduce manual errors, monitoring risk events, employing experienced personnel, monitoring business activities by compliance professionals, maintaining backup facilities, conducting internal audits, requiring education and training of employees, and emphasizing the importance of management oversight.

     On September 11th terrorists attacked the World Trade Center complex, which subsequently collapsed and damaged surrounding buildings, including some occupied by Merrill Lynch. These events precipitated the temporary relocation of approximately 9,000 employees from Merrill Lynch's global headquarters in the North Tower of the World Financial Center, and from offices at the South Tower of the World Financial Center and 222 Broadway. Merrill Lynch has reoccupied the North Tower of the World Financial Center and 222 Broadway and is restoring the South Tower of the World Financial Center. Although some of Merrill Lynch's businesses were temporarily disrupted, resulting in lower than normal market shares and reduced business activity, all its businesses are now functioning and serving clients worldwide. In certain instances, Merrill Lynch is utilizing temporary locations and backup infrastructures.

OTHER RISKS

Liquidity Risks arise in the course of Merrill Lynch's general funding activities and in the management of its balance sheet. This risk includes both being unable to raise funding with appropriate maturity and interest rate characteristics and the risk of being unable to liquidate an asset in a timely manner at a reasonable price. For more information on how Merrill Lynch manages liquidity risk, see the Capital Adequacy and Funding section.

     Merrill Lynch encounters a variety of other risks, which have the ability to impact the viability, profitability, and cost effectiveness of present or future transactions. Such risks include political, tax, and regulatory risks that may arise due to changes in local laws, regulations, accounting standards, or tax statutes. To assist in the mitigation of such risks, Merrill Lynch rigorously reviews new and pending legislation and regulations. Additionally, Merrill Lynch employs professionals in jurisdictions in which the company operates to actively follow issues of potential concern or impact to the firm and to participate in related interest groups.

     In mid-2001, in a further effort to ensure the independence and objectivity of its research, Merrill Lynch announced a new policy, which prohibits equity analysts and their staff members from buying equity shares for companies they cover. In addition, for shares they already hold, they must either divest, transfer the securities to a managed account over which they have no discretion, or maintain existing shares under stricter disclosure and disposition rules. Further, the existence of any equity position maintained by any analyst with responsibility for any security discussed in a research report will be described in the research report.

--------------------------------------------------------------------------------
NON-INVESTMENT GRADE HOLDINGS AND
HIGHLY LEVERAGED TRANSACTIONS

Non-investment grade holdings and highly leveraged transactions involve risks related to the creditworthiness of the issuers or counterparties and the liquidity of the market for such investments. Merrill Lynch recognizes these risks and, whenever possible, employs strategies to mitigate exposures. The specific components and overall level of non-investment grade and highly leveraged positions may vary significantly from period to period as a result of inventory turnover, investment sales, and asset redeployment.

     In the normal course of business, Merrill Lynch underwrites, trades, and holds non-investment grade cash instruments in connection with its investment banking, market-making, and derivative structuring activities. Non-investment grade holdings have been defined as debt and preferred equity securities rated as BB+ or lower or equivalent ratings by recognized credit rating agencies, sovereign debt in emerging markets, amounts due under derivative contracts from non-investment grade counterparties, and other instruments that, in the opinion of management, are non-investment grade.

     In addition to the amounts included in the following table, derivatives may also expose Merrill Lynch to credit risk related to the underlying security where a derivative contract can either synthesize ownership of the underlying security (e.g., long total return swaps) or potentially force ownership of the underlying security (e.g., short put options). Derivatives may also subject Merrill Lynch to credit spread or issuer default risk, in that changes in credit spreads or in the credit quality of the underlying securities may adversely affect the derivatives' fair values. Merrill Lynch seeks to manage these risks by engaging in various hedging strategies to reduce its exposure associated with non-investment grade positions, such as purchasing an option to sell the related security or entering into other offsetting derivative contracts.

     Merrill Lynch provides financing and advisory services to, and invests in, companies entering into leveraged transactions, which may include leveraged buyouts, recapitalizations, and mergers and acquisitions. Merrill Lynch provides extensions of credit to leveraged companies, in the form of senior and subordinated debt, as well as bridge financing on a select basis. In addition, Merrill Lynch syndicates loans for non-investment grade companies, or in connection with highly leveraged transactions and may retain a residual portion of these loans.

     Merrill Lynch holds direct equity investments in leveraged companies and interests in partnerships that invest in leveraged transactions. Merrill Lynch has also committed to participate in limited partnerships that invest in leveraged transactions. Future commitments to participate in limited partnerships and other direct equity investments will continue to be made on a select basis.

TRADING EXPOSURES

The following table summarizes trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 2001 and 2000:

(dollars in millions)
--------------------------------------------------------------------------------
                                                2001            2000
--------------------------------------------------------------------------------
Trading assets:
   Cash instruments                           $ 4,597         $ 5,227
   Derivatives                                  4,478           3,982
Trading liabilities--cash instruments          (1,535)         (1,087)
Collateral on derivative assets                (2,934)         (1,796)
                                              -------         -------
Net trading asset exposure                    $ 4,606         $ 6,326
--------------------------------------------------------------------------------

     Included in the preceding table are debt and equity securities and bank loans of companies in various stages of bankruptcy proceedings or in default. At December 28, 2001, the carrying value of such debt and equity securities totaled $58 million, of which 18% resulted from Merrill Lynch's market-making activities in such securities. This compared with $43 million at December 29, 2000, of which 64% related to market-making activities. Also included are distressed bank loans totaling $245 million and $122 million at year-end 2001 and 2000, respectively.

NON-TRADING EXPOSURES

The following table summarizes non-trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 2001 and 2000:

(dollars in millions)
--------------------------------------------------------------------------------
                                                2001                2000
--------------------------------------------------------------------------------
Marketable investment securities              $  221              $  199
Investments of insurance subsidiaries            114                 136
Loans (net of allowance for loan losses):
   Bridge loans                                  130                 524
   Other loans(1)                              2,578               2,741
Other investments:
   Partnership interests(2)                    1,359                 993
   Other equity investments(3)                   140                 284
--------------------------------------------------------------------------------
(1) Represents outstanding loans to 138 and 135 companies at year-end 2001 and 2000, respectively.
(2) Includes $712 million and $504 million in investments at year-end 2001 and 2000, respectively, related to deferred compensation plans, for which the default risk of the investments rests with the participating employees.
(3) Includes investments in 81 and 98 enterprises at year-end 2001 and 2000, respectively.

     The following table summarizes Merrill Lynch's commitments with exposure to non-investment grade or highly leveraged counterparties at year-end 2001 and 2000:

(dollars in millions)
--------------------------------------------------------------------------------
                                                2001                2000
--------------------------------------------------------------------------------
Additional commitments to invest
   in partnerships                            $  288              $  467
Unutilized revolving lines of credit and
   other lending commitments                   1,947               3,664
--------------------------------------------------------------------------------

   At December 28, 2001, the largest industry exposure was to the financial services sector, which accounted for 22% of total non-investment grade positions and highly leveraged transactions.

   Merrill Lynch sponsors certain deferred compensation plans in which eligible employees, who meet certain minimum compensation and net worth levels, may participate. Contributions to the plans are made on a tax-deferred basis by participants. Contributions are invested by Merrill Lynch in mutual funds and other funds as directed by the employee, and the plans may include a leverage feature which is non-recourse to the employees. In addition, certain Merrill Lynch employees, who manage the assets of certain of these plan partnerships, participate in the profits of these entities.

   Merrill Lynch also allows certain qualified high-net-worth employees to invest in certain private equity investments in selected third-party funds.

--------------------------------------------------------------------------------
LITIGATION

Certain actions have been filed against Merrill Lynch in connection with Merrill Lynch's business activities. Although the ultimate outcome of legal actions, arbitration proceedings, and claims pending against ML & Co. or its subsidiaries cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch's operating results for any particular period.

--------------------------------------------------------------------------------
CRITICAL ACCOUNTING POLICIES

The following is a summary of Merrill Lynch's critical accounting policies. For a full description of these and other accounting policies see Note 1 to the Consolidated Financial Statements.

USE OF ESTIMATES

In presenting the Consolidated Financial Statements, management makes estimates regarding certain trading inventory valuations, the outcome of litigation, the carrying amount of goodwill, the allowance for loan losses, the realization of deferred tax assets, recovery of insurance deferred acquisition costs, September 11th-related insurance recoveries, restructuring and other charges, and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Consolidated Financial Statements and it is possible that such changes could occur in the near term. For more information regarding the specific methodologies used in determining estimates, refer to Use of Estimates in Note 1 to the Consolidated Financial Statements.

USE OF VALUATION OF FINANCIAL INSTRUMENTS

Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter ("OTC") derivative financial instruments, principally forwards, options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. Obtaining the fair value for OTC derivative contracts requires the use of management judgment and estimates. These derivatives are valued using pricing models based on the net present value of estimated future cash flows, and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services.

     New, complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark all positions consistently when only a subset of prices are directly observable. Values for non-exchange-traded derivatives are verified using observed information about the costs of hedging out the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.

     Merrill Lynch holds investments that may have quoted market prices but that are subject to restrictions (e.g., consent of other investors) that may limit Merrill Lynch's ability to realize the quoted market price. Accordingly, Merrill Lynch estimates the fair value of these securities based on management's best estimate which incorporates pricing models based on projected cash flows, earnings multiples, comparisons based on similar market transactions and/or review of underlying financial conditions and other market factors.

     Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality or concentration or market liquidity) requires greater attention than simple application of the pricing models.

CONSOLIDATION AND TRANSACTIONS INVOLVING SPECIAL PURPOSE ENTITIES

Special purpose entities ("SPEs") are trusts, partnerships, or corporations established for a particular limited purpose. Merrill Lynch engages in transactions with SPEs for a variety of reasons. Many of these SPEs are used to facilitate the securitization of client assets whereby mortgages, loans or other assets owned by clients are transformed into securities (securitized). SPEs are also used to create securities with a specific risk profile desired by investors. In the course of its normal business, Merrill Lynch, from time to time, establishes SPEs; sells assets to SPEs; underwrites, distributes, and makes markets in securities issued by SPEs; engages in derivative transactions with SPEs; owns notes or certificates issued by SPEs; and provides liquidity facilities or other guarantees to SPEs.

     Merrill Lynch follows the guidance in Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" and Emerging Issues Task Force ("EITF") Topic D-14, "Transactions Involving Special-Purpose Entities" and EITF Issue No. 90-15, "Impact of Nonsubstantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions" to determine whether or not an SPE is required to be consolidated in its Consolidated Financial Statements. Many of the SPEs with which Merrill Lynch enters into transactions meet the requirements of qualifying special purpose entities ("QSPEs") as defined by SFAS No. 140. Based on the requirements of SFAS No. 140, QSPEs are not consolidated by Merrill Lynch.

     Many SPEs do not qualify as QSPEs either because the SPEs' permitted activities are not sufficiently limited, or because the SPE owns assets that are not financial instruments, or otherwise does not meet all of the conditions of a QSPE. In situations where Merrill Lynch is either the sponsor of the SPE or where Merrill Lynch transfers assets to the SPE, Merrill Lynch relies on the guidance provided by EITF Topic D-14 to determine whether consolidation of these SPEs is required. Under this guidance, an SPE is not required to be consolidated by a transferor or sponsor if the SPE issues equity in legal form to unaffiliated third parties that is at least 3% of the value of the assets held by the SPE, and the transferor or sponsor has not retained the substantive risks and rewards of ownership of the SPE and does not have control over the activities of the SPE. Merrill Lynch looks to a number of both qualitative and quantitative factors in determining whether it is the sponsor of an SPE for purposes of applying the guidance in EITF Topic D-14, and judgment is required in making this determination.

     Merrill Lynch may also act as a liquidity provider to investors in securities issued by SPEs or enter into other guarantees related to SPEs. Additional information regarding liquidity facilities and guarantees to SPEs is provided in Note 12 to the Consolidated Financial Statements. Merrill Lynch may also retain interests in assets securitized by an SPE, or enter into derivative transactions with SPEs, both of which are recorded at estimated fair value in the financial statements. Therefore, material economic exposures to SPEs related to these transactions are recorded or disclosed in the Consolidated Financial Statements. Refer to Balance Sheet Captions -- Marketable Investment Securities in Note 1 to the Consolidated Financial Statements for more information on interests retained in securitization transactions.

     In addition to the SPEs described above, Merrill Lynch has entered into transactions with two SPEs to facilitate the financing of physical property for its own use (facilities and aircraft). Merrill Lynch's U.S. banking subsidiaries have also entered into transactions with SPEs in order to improve the liquidity of mortgage portfolios and reduce credit risk of investment portfolios, which resulted in reduced regulatory capital requirements. See Note 16 to the Consolidated Financial Statements for more information regarding these transactions.

-------------------------------------------------------------------------------
RECENT DEVELOPMENTS

NEW ACCOUNTING PRONOUNCEMENTS

In August 2001, the Financial Accounting Standards Board ("FASB") released SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of the business as previously defined in that opinion. SFAS No. 144 also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 provides guidance on the financial accounting and reporting for the impairment or disposal of long-lived assets. Merrill Lynch will adopt the provisions of SFAS No. 144 in the first quarter of 2002 and has not yet determined the impact of adoption.

     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, intangible assets with indefinite lives and goodwill will no longer be amortized. Instead, these assets will be tested annually for impairment. Merrill Lynch adopted the provisions of SFAS No. 142 at the beginning of fiscal year 2002.

     SFAS No. 142 will require that Merrill Lynch perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. This test is required to be completed within six months of the date of adoption. If an indication of impairment exists, quantification of the impairment is required to be completed as soon as possible, but no later than the end of the year. Any impairment loss, as of the first day of fiscal year 2002, will be recognized as the cumulative effect of a change in accounting principle in Merrill Lynch's statement of earnings upon adoption. Merrill Lynch is currently assessing the impact of adopting this standard; annual amortization expense related to goodwill approximated $200 million in 2001.

     In July 2001, the FASB released SFAS No. 141, "Business Combinations." SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. Merrill Lynch adopted the provisions of SFAS No. 141 on July 1, 2001.